Exhibit 10.7

$375,000,000

AMENDED AND RESTATED

SENIOR SECURED CREDIT AGREEMENT

DATED AS OF OCTOBER 1, 2010

as amended and restated as of November 20, 2013

by and among

NEFF LLC,

as Parent Borrower,

NEFF HOLDINGS LLC,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS CREDIT PARTIES,

BANK OF AMERICA, N.A.,

as Agent, Swing Line Lender, and L/C Issuer,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

BANK OF AMERICA, N.A.

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Co-Collateral Agents,

WELLS FARGO CAPITAL FINANCE, LLC,

as Syndication Agent,

REGIONS BANK,

as Documentation Agent,

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Lead Arranger and Book Runner

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

i

3.10	[Reserved]	39
3.11	Fiscal Year	39
3.12	[Reserved]	39
3.13	[Reserved]	39
3.14	Bank Accounts; Securities Accounts; Commodities Accounts	39
3.15	Hazardous Materials	40
3.16	[Reserved]	40
3.17	Lease Limits	40
3.18	Prepayments; Amendments of Other Indebtedness	40
3.19	Consolidated Total Leverage Ratio	40
3.20	Fixed Charge Coverage Ratio	41

SECTION 4.

FINANCIAL AND OTHER REPORTING COVENANTS

4.1	Financial Statements and Other Reports	41
4.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	46

SECTION 5.

REPRESENTATIONS AND WARRANTIES

5.1	Disclosure	46
5.2	No Material Adverse Effect	46
5.3	No Conflict; Compliance with Laws	46
5.4	Organization, Powers, Capitalization and Good Standing	47
5.5	Financial Statements	48
5.6	Intellectual Property	48
5.7	Investigations, Audits, Etc.	48
5.8	Employee Matters	48
5.9	Solvency	49
5.10	Litigation; Adverse Facts	49
5.11	Use of Proceeds; Margin Regulations	49
5.12	Ownership of Property; Liens	49
5.13	Environmental Matters	49
5.14	ERISA	50
5.15	Brokers	51
5.16	Deposit Accounts; Securities Accounts; Other Accounts	51
5.17	[Reserved]	51
5.18	Insurance	51
5.19	Investment Company Act	51
5.20	[Reserved]	52
5.21	Taxes	52
5.22	Collateral Documents	52

SECTION 6.

DEFAULT, RIGHTS AND REMEDIES

6.1	Event of Default	53

6.2	Suspension or Termination of Revolving Loan Commitments	55
6.3	Acceleration and Other Remedies	55
6.4	Performance by Agent	55
6.5	Application of Proceeds	56

SECTION 7.

CONDITIONS TO LOANS

7.1	Conditions to Loans on the Restatement Effective Date	56
7.2	Conditions to All Loans	57

SECTION 8.

ASSIGNMENT AND PARTICIPATION

8.1	Assignment and Participations	57
8.2	Agent	59
8.3	Set Off and Sharing of Payments	64
8.4	Disbursement of Funds	64
8.5	Disbursements of Advances; Payment	64
8.6	Related Obligations Matters	66
8.7	Other Agents	66

SECTION 9.

MISCELLANEOUS

9.1	Indemnities	67
9.2	Amendments and Waivers	67
9.3	Notices	69
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	72
9.5	Marshaling; Payments Set Aside	72
9.6	Severability	72
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	72
9.8	Headings	72
9.9	Applicable Law	72
9.10	Successors and Assigns	72
9.11	No Advisory or Fiduciary Responsibility	72
9.12	Construction	73
9.13	Confidentiality	73
9.14	CONSENT TO JURISDICTION	73
9.15	WAIVER OF JURY TRIAL	74
9.16	Survival of Warranties and Certain Agreements	74
9.17	Entire Agreement	74
9.18	Counterparts; Effectiveness	74
9.19	Replacement of Lenders	74
9.20	Patriot Act Notice	75
9.21	Joint and Several Liability	76
9.22	Contribution and Indemnification Among Borrowers	77
9.23	Agency of Parent Borrower for Each Other Borrower	77

9.24	Reinstatement	77
9.25	Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization	77
9.26	Amendment and Restatement	78
9.27	Authorization of Amendments	79

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Lenders’ Bank Accounts

Exhibits

Exhibit 4.1(m)	-	Compliance and Pricing Certificate
Exhibit I	-	Form of Opinion of Stroock & Stroock & Lavan LLP

Schedules

Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Pledged Stock and Pledged Notes
Schedule 5.6	-	Intellectual Property
Schedule 5.8	-	Employee Matters
Schedule 5.10	-	Litigation; Adverse Facts
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.16	-	Bank Accounts, Securities Accounts; Other Accounts
Schedule 5.18	-	Insurance

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

This AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT is dated as of October 1, 2010 and amended and restated as of November 20, 2013, as may be further amended, restated, supplemented or otherwise modified from time to time, and entered into by and among Neff LLC, a Delaware limited liability company (“Parent Borrower”), Neff Holdings LLC, a Delaware limited liability company (“Holdings”), and the other persons designated as “Credit Parties” on the signature pages hereof and each other person which becomes party hereto as a Credit Party pursuant to Section 2.8 below, the financial institutions who are or hereafter become parties to this Agreement as Lenders, BANK OF AMERICA, N.A. as Agent, Swing Line Lender and L/C Issuer, BANK OF AMERICA, N.A. and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Collateral Agents, WELLS FARGO CAPITAL FINANCE, LLC, as Syndication Agent, REGIONS BANK, as Documentation Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as lead arranger and book runner.

R E C I T A L S:

WHEREAS, all capitalized terms used herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference;

WHEREAS, Parent Borrower, Holdings, each of Parent Borrower’s Subsidiaries (other than Neff Finance), the Lenders, the Agent, Swing Line Lender and L/C Issuer are parties to a Senior Secured Credit Agreement, dated as of October 1, 2010 (as amended by (i) Amendment No. 1, dated as of October 1, 2010, (ii) Amendment No. 2 to Credit Agreement and Amendment No. 1 to Security Agreement, dated as of May 5, 2011, (iii) Amendment No. 3 to the Credit Agreement, dated as of March 12, 2012 and (iv) Incremental Revolver Joinder and Amendment No. 4 to Credit Agreement dated as of October 25, 2012, the “Existing Credit Agreement”);

WHEREAS, the Lenders (under and as defined in the Existing Credit Agreement) have consented to the amendment and restatement of the Existing Credit Agreement on the terms set forth herein;

WHEREAS, Parent Borrower has requested that the Lenders make available, subject to the terms and conditions set forth herein, to the Credit Parties an asset-based revolving credit facility, in an amount not to exceed $375,000,000 (subject to such increases as more fully described in Section 1.14), extensions of credit under which the Credit Parties will use for the purposes described herein;

WHEREAS, the Lenders have agreed to make available, subject to the terms and conditions set forth herein, to the Credit Parties an asset-based revolving credit facility, in an amount not to exceed $375,000,000 (subject to such increases as more fully described in Section 1.14), extensions of credit under which the Credit Parties will use for the purposes described herein; and

WHEREAS, the obligations of the Credit Parties hereunder are secured by the grant to the Agent, for the benefit of the Secured Parties, of first priority liens in or on all assets owned by them, subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1                               Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Parent Borrower and the other Credit Parties contained herein:

(a)                                 Revolving Loans.

(i)                                     Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make available to Parent Borrower on behalf of Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”) requested by Parent Borrower hereunder. The Pro Rata Share of the Revolving Loan of any Lender (including, without duplication, Swing Line Loans and Letter of Credit Obligations) shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided that the amount of any Revolving Credit Advance to be made at any time shall not exceed Excess Availability. All Revolving Loans shall be repaid in full on the Commitment Termination Date. Promptly upon request by a Lender, Parent Borrower on behalf of Borrowers shall execute and deliver to such Lender a note to evidence the Revolving Loan Commitment of such Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Lender, dated the Restatement Effective Date (or, if later, as of the date on which such Person became a Lender under this Agreement pursuant to an Assignment Agreement) and substantially in the form of Exhibit 1.1(a)(i) to the Existing Credit Agreement (each a “Revolving Note” and, collectively, the “Revolving Notes”). Other than pursuant to Section 1.1(a)(ii), if at any time the outstanding Revolving Loans (including the outstanding Swing Line Loans and Letter of Credit Obligations) exceed the Borrowing Base (any such excess Revolving Loans are herein referred to collectively as “Overadvances”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii), Revolving Loans must be repaid immediately and, if necessary, Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvances. All Overadvances shall constitute Base Rate Loans. Revolving Loans which are Base Rate Loans may be requested in any amount with one (1) Business Day’s prior written notice required for funding requests equal to or greater than $5,000,000. For funding requests for such Revolving Loans less than $5,000,000, written notice must be provided by 12:00 p.m. (noon) (New York time) on the Business Day on which the Revolving Loan is to be made. All LIBOR Loans require three (3) Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) to the Existing Credit Agreement (“Notice of Revolving Credit Advance”).

(ii)                                  If Parent Borrower on behalf of Borrowers requests that Lenders make, or permit to remain outstanding any Overadvances, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvances; provided, however, that Agent may not require Lenders to make, or permit to remain outstanding, (a) aggregate Revolving Loans (including, without duplication, Swing Line Loans) in excess of the Maximum Amount or (b)(i) Overadvances in an aggregate amount in excess of $7,000,000 and (ii) in addition to any Overadvances outstanding under clause (b)(i) immediately prior to any Event of Default, Protective Advances in an aggregate amount in excess of $7,000,000. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitments in accordance with the terms of this Agreement. If an Overadvance remains outstanding for more than thirty (30) consecutive days during any one hundred eighty (180) day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvances; provided that the Requisite Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to

Agent. Any Overadvance may be made as a Swing Line Advance; and provided, further, that if an Event of Default shall have occurred and be continuing, no Overadvance may be made unless such Overadvance constitutes a “Protective Advance.”

(b)                                 Swing Line Facility.

(i)                                     Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date revolving advances under the Swing Line Commitment (each, a “Swing Line Advance”) in accordance with a “Notice of Swing Line Advance” substantially in the form of Exhibit 1.1(b)(i) to the Existing Credit Agreement. Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to fund the percentage of any Swing Line Advance allocable to any Non-Funding Lender and with respect to any portion of a Swing Line Advance so not funded such Non-Funding Lender shall not have any obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or to purchase participation interests in accordance with Section 1.1(b)(iv) and any pro rata calculations related to such Swing Line Advance for purposes of such sections shall disregard such Non-Funding Lender. Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Excess Availability (“Swing Line Availability”). Until the Commitment Termination Date, Parent Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Swing Line Advance delivered by Parent Borrower to the Swing Line Lender no later than 2:00 p.m. (New York time) on the date on which the Swing Line Advance is to be made requesting a Swing Line Advance in an integral multiple of $100,000. Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 7.2, be entitled to fund that Swing Line Advance, and to have each Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute a Base Rate Loan. Borrowers shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)                                  Borrowers shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment, which promissory note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Restatement Effective Date (or, in the case of any successor Swing Line Lender, the date on which such Person becomes the Swing Line Lender pursuant to this Agreement) and substantially in the form of Exhibit 1.1(b) to the Existing Credit Agreement (the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrowers to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrowers together with interest thereon as prescribed in Section 1.2.

(iii)                               The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, will on behalf of Borrowers (and Borrowers hereby irrevocably authorize the Swing Line Lender to so act on their behalf) request each Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Parent Borrower on behalf of Borrowers (which shall be a Base Rate Loan) in an amount equal to that

Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Section 6.1(f) or 6.1(g) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of such Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of Parent Borrower.

(iv)                              If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Section 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrowers, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to Parent Borrower in an amount equal to its Pro Rata Share (determined with respect to Revolving Loans) of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)                                 Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Swing Line Lender shall be entitled to recover, on demand, from each Lender the amounts required pursuant to Section 1.1(b)(iii) or 1.1(b)(iv), as the case may be. If any Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Base Rate thereafter.

(c)                                  Letters of Credit. The Revolving Loan Commitment may, in addition to Advances under the Revolving Loan, be utilized, upon the request of any Borrower, for the issuance of Letters of Credit. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Lender’s Pro Rata Share of the maximum aggregate amount available to be drawn under each such Letter of Credit.

(i)                                     L/C Sublimit. The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding at any time shall not exceed $30,000,000 (the “L/C Sublimit”).

(ii)                                  Reimbursement. Each Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse each L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees,

Charges (excluding any Excluded Taxes), costs and expenses paid or incurred by such L/C Issuer. Each Borrower hereby authorizes and directs Agent, at Agent’s option, to debit such Borrower’s account (by increasing the outstanding principal balance of the Revolving Credit Advances) in the amount of (A) any payment made by an L/C Issuer with respect to any Letter of Credit and (B) the amount of any fees payable to an L/C Issuer pursuant to Section 1.3(c). All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrowers with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate applicable to Revolving Loans which are Base Rate Loans plus, at the election of Agent (or upon the written request of the Requisite Lenders), an additional two percent (2.00%) per annum. Each Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(c)(ii). In the event Agent elects not to debit a Borrower’s account and Borrowers fail to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds. Each Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrowers or satisfied through a debit of a Borrower’s account. Each Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by a Borrower to satisfy any of the conditions set forth in Section 7.2. If any Lender fails to make available to the L/C Issuer the amount of such Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(c)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Lender together with interest at the Base Rate.

(iii)                               Request for Letters of Credit. Each Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby. If Agent informs a Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, such Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Parent Borrower. The issuance of any Letter of Credit under this Agreement shall be subject to the conditions that the Letter of Credit is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and Agent. If L/C Issuer receives written notice from Agent or the Requisite Lenders on or before the Business Day preceding issuance of a Letter of Credit that any conditions set forth in Section 7.2 have not been satisfied, L/C Issuer shall have no obligation to issue and, upon direction by the Agent or the Requisite Lenders shall not issue, the requested Letter of Credit or any other Letter of Credit until such direction is withdrawn in writing by Agent or the Requisite Lenders, as applicable. Prior to its receipt of such notice from Agent or the Requisite Lenders, L/C Issuer shall not be deemed to have notice or knowledge of any Default, Event of Default or failure of such conditions. The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the L/C Issuer’s reimbursement agreement and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control. L/C Issuer shall have no obligation to issue the requested Letter of Credit or any other

Letter of Credit if at such time any Lender is a Non-Funding Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender or the L/C Issuer has received Cash Collateral from either the Borrowers or such Non-Funding Lender in relation to an amount equal to such Non-Funding Lender’s obligation to fund under Section 1.1(c)(ii). The Borrowers and/or such Non-Funding Lender hereby grants to the Agent, for the benefit of the L/C Issuer, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Bank of America and may be invested in Cash Equivalents reasonably acceptable to the Agent. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable laws, to reimburse the L/C Issuer.

(iv)                              Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance and (b) the fifth (5th) day prior to the fifth (5th) anniversary of the Restatement Effective Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods, provided that the L/C Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the fifth (5th) day prior to the fifth (5th) anniversary of the Restatement Effective Date. The L/C Issuer may elect not to renew any such Letter of Credit and, upon direction by Agent or Requisite Lenders, shall not renew any such Letter of Credit, in each case, at any time during the continuance of an Event of Default, provided that, in the case of a direction by Agent or Requisite Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v)                                 Obligations Absolute. The obligation of each Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, setoff, defense or other right which Parent Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(c)(v), constitute a legal or equitable discharge of any Borrower’s obligations hereunder.

(vi)                              Obligations of L/C Issuers. Each L/C Issuer (other than Bank of America) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer. Each L/C Issuer (other than Bank of America) further agrees to provide to Agent: (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance, amendment, extension or renewal;

(b) a monthly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such month and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer. Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrowers that the absolute and unconditional obligation of Borrowers to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer. However, the foregoing shall not be construed to excuse an L/C Issuer from liability to Borrowers for gross negligence, willful misconduct, material breach of its obligations under this Agreement or otherwise to the extent of any direct damages (as opposed to consequential damages, with Borrowers hereby waiving all claims for any consequential damages to the extent permitted by applicable law) suffered by any Borrower that are subject to indemnification under the L/C Issuer’s reimbursement agreement.

(d)                                 Funding Authorization. The proceeds of all Loans made pursuant to this Agreement subsequent to the Restatement Effective Date are to be funded by Agent or Swing Line Lender (as applicable) by wire transfer to the account designated by Parent Borrower on behalf of Borrowers below (the “Disbursement Account”):

Bank:	Bank of America, N.A.
Bank Address:	Atlanta, Georgia
ABA No.:	0260-0959-3
Account No.:	4426828095
Reference:	Bank of America Business Capital- Neff Rental
Master Operating Account

Parent Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

1.2                               Interest.

(a)                                 Borrowers shall pay interest to Agent, for the benefit of Lenders based on their respective Pro Rata Shares, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Base Rate Loans (and for all other Obligations not otherwise set forth below), the Base Rate plus the Applicable Revolver Base Rate Margin per annum; (ii) with respect to Revolving Credit Advances which are designated as LIBOR Loans at the election of Parent Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; and (iii) with respect to any Swing Line Loans, the Base Rate plus the Applicable Revolver Base Rate Margin per annum.

(b)                                 If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of three hundred and sixty five (365) or three hundred and sixty six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360)

day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty five (365) day year). Interest shall accrue on each Loan for each day on which the Loan is made or outstanding, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan, or such portion, is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day (with all day determinations pursuant to this sentence being made pursuant to Section 1.4). Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)                                 So long as any Event of Default has occurred and is continuing, and without notice of any kind, the interest rates applicable to Loans shall be increased by two percent (2%) per annum above the rates of interest otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)                                  Parent Borrower on behalf of Borrowers shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Revolving Loans from Base Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan that is a Revolving Loan to a Base Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with Section 1.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Revolving Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 12:00 p.m. (noon) (New York time) on the third Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Parent Borrower wishes to convert any Base Rate Loan (other than a Swing Line Loan) to a LIBOR Loan for a LIBOR Period designated by Parent Borrower in such election. If no election is received with respect to a LIBOR Loan by 12:00 p.m. (noon) (New York time) on the third Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to a Base Rate Loan at the end of its LIBOR Period. Parent Borrower must make such election by notice to Agent in writing, by fax or other similar form of transmission or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.2(e) to the Existing Credit Agreement. No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof. Notwithstanding anything herein to the contrary (other than Section 1.12(b) and the cross reference to this sentence in Section 1.2(g)), at any time the Applicable Revolver Base Rate Margin plus the Base Rate is less than the Applicable Revolver LIBOR Margin plus the LIBOR Rate, the Parent Borrower shall not have the option to request that any Revolving Credit Advances be made as Base Rate Loans and the Parent Borrower agrees to deliver a Notice of Conversion/Continuation converting any then existing Base Rate Loans into LIBOR Rate Loans promptly upon the request of Agent.

(f)                                   Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the

Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate or rates of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(d) and thereafter shall refund any excess to Parent Borrower on behalf of Borrowers or as such court of competent jurisdiction may otherwise order.

(g)                                  If the Requisite Lenders determine that for any reason in connection with any request for a Loan or a conversion (if such Loan may be converted) to or continuation thereof that (i) Dollar deposits are not being offered to banks in London interbank eurodollar market for the applicable amount and LIBOR Period of such Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested LIBOR Period with respect to a proposed LIBOR Loan, or (iii) the LIBOR Rate for any requested LIBOR Period or in connection with a LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Agent (upon instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Parent Borrower may revoke any pending request for a borrowing of, conversion (if applicable) or continuation of LIBOR Loans or, failing that, will, notwithstanding anything to the contrary in the last sentence of Section 1.2(e) (if applicable), be deemed to have converted such request into a request for a Base Rate Loan in the amount specified therein.

1.3                               Fees.

(a)                                 Fee Letters. Holdings and Parent Borrower shall pay the Fees specified in the Fee Letters to the parties specified therein.

(b)                                 Unused Line Fee. As additional compensation for the Lenders, Parent Borrower on behalf of Borrowers shall pay to Agent, for the benefit of the Lenders based on their respective Pro Rata Shares, in arrears, on the first Business Day of each Fiscal Month prior to the Commitment Termination Date, on the Restatement Effective Date and on the Commitment Termination Date, a fee (the “Unused Line Fee”) for Borrowers’ non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum for such period multiplied by the difference between (i) the Maximum Amount (as it may be adjusted from time to time) and (ii) the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, outstanding Swing Line Loans and Letter of Credit Obligations) outstanding during the period for which such Fee is due; provided that, for the avoidance of doubt, with respect to the Unused Line Fee payable on December 1, 2013, such Unused Line Fee shall be (x) calculated based on the average of the daily closing balances of the Revolving Loan during the period from the Restatement Effective Date through November 30, 2013 (the

“Stub Period”) and (y) in a pro rata amount based on the number of days in the Stub Period relative to the total number of days in the calendar month of November 2013.

(c)                                  Letter of Credit Fee. Parent Borrower on behalf of itself and the other Borrowers agrees to pay to Agent for the benefit of Lenders based on their respective Pro Rata Shares, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each Fiscal Month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit during such Fiscal Month; provided that, for the avoidance of doubt, with respect to the Letter of Credit Fee payable on December 1, 2013, such Letter of Credit Fee shall be (x) calculated based on the maximum amount available from time to time to be drawn under the applicable Letter of Credit during the Stub Period and (y) in a pro rata amount based on the number of days in the Stub Period relative to the total number of days in the calendar month of November 2013. Such fee shall be paid to Agent for the benefit of the Lenders based on their respective Pro Rata Shares monthly in arrears, on the first Business Day of each Fiscal Month, on the Restatement Termination Date and on the Commitment Termination Date. Parent Borrower on behalf of Borrowers shall pay directly to L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by L/C Issuer pursuant to this Agreement equal to one-fourth of one percent (0.25%) per annum of the maximum amount then available to be drawn under such Letter of Credit. Such fee shall be paid to L/C Issuer monthly in arrears on the first Business Day of each Fiscal Month and on the Commitment Termination Date. In addition, Parent Borrower on behalf of Borrowers shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)                                 LIBOR Breakage Fee. Upon (i) any default by any Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following such Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), such Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee.

(e)                                  Expenses and Attorneys’ Fees. Parent Borrower on behalf of itself and the other Borrowers agrees to promptly (and in any event no less than on a monthly basis, ten (10) Business Days after submission of invoices documenting out-of-pocket expenses) pay all reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses of one counsel in the aggregate for the Agent and Arrangers) incurred by Agent and the Arrangers in connection with any matters contemplated by or arising out of the Loan Documents or in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents, including any amendments, modifications, consents and waivers. Parent Borrower on behalf of itself and the other Borrowers agrees to promptly pay reasonable and documented out-of-pocket expenses incurred by Agent for amendments, waivers, consents and any of the documentation prepared by Agent’s external legal counsel. Borrowers agree to promptly pay all reasonable documented out-of-pocket expenses (including those listed in Section 4.1(f), reasonable documented out-of-pocket fees and expenses of attorneys, auditors (whether internal or external), appraisers (including with respect to the field audits and appraisals contemplated by Section 4.1(f) which may be conducted by agents of the Agent), consultants and advisors) incurred by Agent, the Decision Agent or the Arrangers in connection with any Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Parent Borrower or any other Credit Party. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Parent Borrower or any other Credit Party, Borrowers agree to promptly pay all fees, charges, costs and expenses incurred by Lenders for (i) one (1) counsel acting for all Lenders other than Agent or the Arrangers unless (A) there exist conflicting legal defenses amongst the Lenders or (B) if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, then in either case one additional counsel may be appointed, and (ii) such other local counsel in each appropriate jurisdiction as the Agent reasonably determines are necessary or advisable in connection with the creation, perfection, priority and/or enforcement of the Liens granted to the Agent for the benefit of the Secured Parties. All fees, charges, costs and expenses for which Borrowers are responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable upon demand or by the making of a Revolving Credit Advance or Swing Line Advance in accordance with the final sentence of Section 1.4 and secured by the Collateral. The obligations of Parent Borrower and the other Borrowers set forth in this Section 1.3 are subject to the limitations and other provisions set forth in Section 4.1(f).

1.4                               Payments. All payments by Borrowers of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and the Secured Parties, as applicable, by wire transfer to the following account or such other place as Agent may from time to time designate in writing.

Bank of America, NA

New York, NY

ABA# 0260-0959-3

Account Name: Bank of America Business Capital

Account: #9369337536

Reference: Bank of America Business Capital — Neff Holdings LLC

Borrowers shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

Borrowers hereby authorize Lenders to make Revolving Credit Advances or Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of interest, Fees and expenses (but only if such expenses have been unpaid for six Business Days or more after Parent Borrower has been provided an invoice therefor), Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Section 1.5(f) or Section 6.3.

1.5                               Prepayments.

(a)                                 Voluntary Prepayments of Loans. At any time, Borrowers may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Fees, if applicable. Unless a Borrower shall otherwise elect in accordance with clause (b) below, a prepayment of Loans shall not constitute or result in a reduction of the Revolving Loan Commitments.

(b)                                 Voluntary Termination and Reduction of Revolving Loan Commitment. Upon not less than three (3) Business Days irrevocable prior written notice to Agent, Parent Borrower on behalf of Borrowers may at any time (i) terminate in whole the Revolving Loan Commitment and on the date specified in such notice the Revolving Loan Commitment shall terminate and all Obligations shall become immediately due and payable or (ii) reduce in part ratably the Revolving Loan Commitments of the Lenders; provided that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; and provided, further, that no such partial reduction shall be permitted if, after giving effect to such reduction, the then outstanding Revolving Loan (including any outstanding Swing Line Loans and Letter of Credit Obligations) would exceed the Revolving Loan Commitment unless Borrowers shall have prepaid such outstanding Revolving Loans and/or Swing Line Loans or shall have provided cash or a standby letter of credit (in form and substance and from an issuer reasonably satisfactory to Agent) as collateral for such outstanding Letter of Credit Obligations (in an amount equal to 105% of such outstanding Letter of Credit Obligations), in each case, in an amount sufficient to eliminate such excess.

(c)                                  Mandatory Prepayments.

(i)                                     Prepayments from Asset Dispositions.

(A)                               Subject to the reinvestment rights specified in clause (B) below, within five (5) Business Days of receipt by Holdings or any of its Subsidiaries of any Net Proceeds in respect of Asset Disposition(s) pursuant to Sections 3.7(b)(ii), (d) and (g)(ii) in excess of $5,000,000, individually or in the aggregate, during any Fiscal Year, Borrowers shall repay the Revolving Credit Advances (without reduction of the Revolving Loan Commitment) by an amount equal to the amount of any reduction in the Borrowing Base attributable to the Asset Disposition giving rise to such Net Proceeds to the extent that any such reduction would result in the outstanding principal balance of the Revolving Loans (including, without duplication, Swing Line Loans and Letter of Credit Obligations) exceeding the Borrowing Base, in effect at such time, determined based upon the most recent Borrowing Base Certificate delivered (or required to be delivered) by Parent Borrower to Agent pursuant to Section 4.1(e).

(B)                               Notwithstanding anything to the contrary in the immediately preceding clause (A), so long as no Event of Default is continuing Parent Borrower or its Subsidiaries may reinvest such Net Proceeds of such Asset Dispositions, within three hundred sixty five (365) days of receipt thereof, in productive replacement assets of a kind then used or usable in the business of Parent Borrower or such Subsidiaries. If Parent Borrower or such Subsidiary does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Parent Borrower or such Subsidiary having reinvested such Net Proceeds in such productive replacement assets, Borrowers shall prepay the Revolving Credit Advances pro rata in an amount equal to such remaining Net Proceeds of such Asset Disposition; provided, that if any portion of such Net Proceeds are not so reinvested within such 365-day period but within such 365-day period are contractually committed pursuant to a legally binding agreement to be reinvested, then such Net Proceeds shall only be used to prepay Revolving Credit Advances upon the termination of such contract without the use of such Net Proceeds. Such prepayments shall be applied in accordance with Section 1.5(d).

(ii)                                  Other Mandatory Prepayments.

(A)                               In the event that the sum of all Lenders’ Revolving Loans (including, without duplication, Swing Line Loans and Letter of Credit Obligations) exceeds the Borrowing Base then in effect other than as permitted pursuant to Section 1.1(a)(ii), Borrowers shall, without notice or demand, repay Revolving Loans in an aggregate amount sufficient to eliminate such excess.

(B)                               In the event that the aggregate Letter of Credit Obligations exceeds the L/C Sublimit then in effect, Borrowers shall, without notice or demand, within two (2) Business Days cancel outstanding Letters of Credit or cash collateralize outstanding Letter of Credit Obligations in an aggregate amount sufficient to eliminate such excess in an amount equal to 105% of the aggregate of such excess outstanding Letter of Credit Obligations.

(C)                               In the event that the outstanding Swing Line Loans exceed, other than as permitted pursuant to Section 1.1(a)(ii), the Swing Line Commitment then in effect, Borrowers shall, without notice or demand, within one (1) Business Day repay or prepay Swing Line Loans in an aggregate amount sufficient to eliminate such excess.

(iii)                               Prepayments from Equity Proceeds. Upon the sale or issuance by Holdings or any of its Subsidiaries of any of its equity interests to Wayzata or its Affiliates (other than any sales or issuances of equity interests to another Credit Party or to fund an acquisition) for net cash proceeds, in the aggregate for all such sales and issuances since the Closing Date, in excess of $50,000,000 but not greater than $75,000,000, the Borrowers shall make a corresponding reduction of the Revolving Loan Commitment and, if applicable, prepay the Revolving Credit Advances, in an amount equal to 25% of all net cash proceeds received therefrom and upon receipt of net cash proceeds in the aggregate for all such sales and issuances since the Closing Date in excess of $75,000,000 the Borrowers shall make a corresponding reduction of the Revolving Loan Commitment and, if applicable, prepay the Revolving Credit Advances, in an amount equal to 50% of all net cash proceeds received therefrom, in each case, immediately upon receipt thereof by Holdings or such Subsidiary (such prepayments to be applied in accordance with Section 1.5(d) below).

(d)                                 Application of Proceeds. With respect to any prepayments made by Borrowers pursuant to Sections 1.5(a), 1.5(b), 1.5(c)(i) or 1.5(c)(iii), such prepayments shall be applied as follows: first, to interest then due and payable on the Swing Line Loan; second, to reduce the outstanding principal balance of the Swing Line Loan until the same has been repaid in full; third, pro rata among Lenders to interest then due and payable on Revolving Credit Advances; and fourth, pro rata among Lenders to the outstanding Revolving Credit Advances until the same has been repaid in full. Considering each type of Revolving Loan being prepaid separately, any such prepayment shall be applied first to Base Rate Loans before application to LIBOR Loans in a manner which minimizes any resulting LIBOR Breakage Fee.

(e)                                  Notice of Prepayment. Parent Borrower shall notify the Agent by irrevocable written notice of any prepayment hereunder (i) in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment and (ii) in the case of prepayment of a LIBOR Loan, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment. Such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Loan prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof.

(f)                                   Letter of Credit Obligations. In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrowers shall (1) deposit with Agent for the benefit of all Lenders cash in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations or provide a standby letter of credit (in form and substance and from an issuer reasonably satisfactory to Agent) in a face amount equal to 105% of the aggregate outstanding Letter of Credit Obligations, in each case to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto and (2) prepay the fee payable under Section 1.3(c) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.

Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Parent Borrower on behalf of Borrowers.

1.6                               Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations (other than contingent indemnification Obligations to the extent no unsatisfied claim has been asserted) under this Agreement and the Loan Documents shall become due and payable upon termination of this Agreement on the Commitment Termination Date or otherwise. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), the Revolving Loan Commitment has been terminated, all Letters of Credit have been terminated or otherwise secured to the reasonable satisfaction of Agent, Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to Agent and the Secured Parties under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations shall be due and payable.

1.7                               Eligible Accounts. All of the Accounts (other than Ineligible Accounts) owned by any Borrower reflected in the most recent Borrowing Base Certificate delivered by Parent Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement. The Decision Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. An “Ineligible Account” shall mean an Account of any Borrower as to which any of the exclusionary criteria set forth below applies:

(a)                                 that does not arise from the sale or lease of goods or the performance of services by such Borrower in the ordinary course of its business;

(b)                                 (i) upon which the right of such Borrower to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever, (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract (other than a lease or rental agreement for Rental Fleet and Equipment in the ordinary course of business) under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(c)                                  to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account but only to the extent of such offset;

(d)                                 that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold or leased to or services rendered and accepted by the applicable Account Debtor;

(e)                                  with respect to which an invoice, in form and substance reasonably acceptable to Agent, has not been sent to the applicable Account Debtor; provided that it is understood and agreed that Parent Borrower’s standard form invoice previously provided to Agent is acceptable;

(f)                                   that (i) is not owned by such Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than (A) Liens in favor of Agent, on behalf of itself and the Secured Parties or (B) Permitted Encumbrances that are junior in priority to the Liens of the Agent securing the Obligations, provided, that, with respect to any tax Lien having such priority, eligibility of such Accounts shall, without duplication, be reduced only by the amount of such tax Lien;

(g)                                  that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(h)                                 that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(i)                                     that is the obligation of an Account Debtor located (i) in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer or (ii) in a state in which such Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of a qualification to transact business in such state or of the filing of any reports with such state, unless such Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports, except in the case of clause (ii) to the extent such Borrower may qualify subsequently as a foreign entity authorized to transact business in such state and gain access to such courts, without incurring any cost or penalty reasonably viewed by the Agent to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Accounts;

(j)                                    to the extent such Borrower is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any of its Subsidiaries but only to the extent of the potential offset;

(k)                                 that arises with respect to goods that are delivered on a bill-and-hold basis, arises as a result of any consideration consisting of a credit received by such Borrower or any of its Subsidiaries in connection with any Trade-In Transaction, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(l)                                     that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(i)                                     the Account is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date;

(ii)                                  the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)                               a petition is filed by or against any Account Debtor obligated upon such Account under any Bankruptcy Law;

(m)                             that is the obligation of an Account Debtor if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.7;

(n)                                 as to which Agent’s Lien thereon, on behalf of itself and Lenders, is not a first priority perfected Lien, provided that, with respect to any tax Lien having priority, eligibility of such Accounts shall, without duplication, be reduced only by the amount of such tax Lien;

(o)                                 as to which any of the representations or warranties in the Loan Documents are untrue;

(p)                                 to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper (other than any Account evidenced by a lease or rental agreement for Rental Fleet and Equipment) unless (i) such Chattel Paper or Instrument is not required to be delivered to Agent pursuant to the Security Agreement or (ii) if such Chattel Paper or Instrument is required to be delivered to Agent pursuant to the Security Agreement, such Chattel Paper or Instrument has been so delivered;

(q)                                 to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination, exceeds 15% of all Eligible Accounts of such Borrower except as may otherwise be agreed to by Agent in its sole discretion;

(r)                                    that is payable in any currency other than Dollars;

(s)                                   in the case of any Rental Payment, is not subject to a written lease agreement;

(t)                                    in the case of any Rental Payment, is not subject to a first priority security interest in favor of Agent for the benefit of the Secured Parties, perfected by possession of all Chattel Paper related to such Rental Payment (to the extent possession of such Chattel Paper is required by the Security Agreement) or by the filing of a financing statement, which financing statement indicates that a purchase of or security interest in such Chattel Paper by or in favor of any Person other than Agent is in violation of the rights of Agent;

(u)                                 with respect to which such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

(v)                                 that represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing.

1.8                               [Reserved].

1.9                               Eligible Rental Fleet and Equipment. All of the Rental Fleet and Equipment (other than Ineligible Rental Fleet and Equipment) owned by any Borrower and reflected in the most recent Borrowing Base Certificate delivered by Parent Borrower to Agent shall be “Eligible Rental Fleet and Equipment” for purposes of this Agreement. The Decision Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Rental Fleet and Equipment from time to time in its Permitted Discretion. “Ineligible Rental Fleet and Equipment” shall mean Rental Fleet and Equipment as to which any of the exclusionary criteria set forth below applies:

(a)                                 is not Rental Fleet and Equipment;

(b)                                 is not classified as “rental equipment, net” on Holdings’ balance sheet;

(c)                                  is not owned by such Borrower free and clear of all Liens (including Liens securing Purchase Money Obligations) and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure performance by such Borrower with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and the Secured Parties, and Permitted Encumbrances that are junior in priority to the Liens of Agent securing the Obligations (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent subclauses (ii) or (iii) of clause (d) below is satisfied with respect to the relevant Rental Fleet and Equipment), provided that, with respect to any tax Lien having priority, eligibility of such Rental Fleet and Equipment shall, without duplication, be reduced only by the amount of such tax Lien;

(d)                                 (i) is not (A) located on premises owned, leased or rented by such Borrower located in a state of the United States or the District of Columbia or (B) being leased by a customer of such Borrower and used by such customer at a location of such customer in a state of the United States or the District of Columbia pursuant to the terms of a rental agreement entered into between such customer and such Borrower; (ii) is stored at a leased location, unless Agent has given its prior consent thereto or unless (A) a reasonably satisfactory landlord waiver has been delivered to Agent or (B) a Rent Reserve has been established with respect thereto; or (iii) is stored with a bailee or warehouseman or is in a processor or converter facility unless a reasonably satisfactory, acknowledged bailee letter or other agreement waiving or subordinating all Liens and claims by such Person to the Liens of Agent or a Rent Reserve has been established with respect thereto;

(e)                                  is placed on consignment or is in transit or is being serviced, except for Rental Fleet and Equipment in transit or being serviced in the United States or the District of Columbia as to which Agent’s Liens in such Inventory remain perfected without any further action by Agent;

(f)                                   is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and the Secured Parties, and Permitted Encumbrances that are junior in priority to the Liens of the Agent securing the Obligations (other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent subclauses (ii) or (iii) of clause (d) above is satisfied with respect to the relevant Rental Fleet and Equipment), provided that, with respect to any tax Lien having priority, eligibility of such Rental Fleet and Equipment shall, without duplication, be reduced only by the amount of such tax Lien;

(g)                                  is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(h)                                 is not held for sale, lease or use in the ordinary course of business of such Borrower;

(i)                                     is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, provided that, with respect to any tax Lien having priority, eligibility of such Rental Fleet and Equipment shall, without duplication, be reduced only by the amount of such tax Lien;

(j)                                    breaches any of the representations or warranties pertaining to Rental Fleet and Equipment set forth in the Loan Documents;

(k)                                 consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(l)                                     is not covered by casualty insurance (subject to customary deductibles);

(m)                             is held by such Borrower under a Vendor Lease or any other lease where a Credit Party is a lessee;

(n)                                 is being leased to a third party as lessee (i) which has commenced a voluntary case or has consented to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under the Bankruptcy Code or (ii) with respect to which a court has entered a decree or order for relief in an involuntary case under the Bankruptcy Code;

(o)                                 is non-serialized Rental Fleet and Equipment;

(p)                                 which is not segregated or separated identifiably from goods of third parties stored on the same premises as such Rental Fleet and Equipment; or

(q)                                 which does not meet the applicable standards imposed by any Governmental Authority.

1.10                        [Reserved]

1.11                        Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: all Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be conclusive evidence of the amounts due and owing to Agent and Lenders by Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.12                        Yield Protection; Illegality.

(a)                                 Capital Adequacy and Other Adjustments. In the event that any Lender shall have reasonably determined that the adoption after the Restatement Effective Date of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, liquidity, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided, however, that Borrowers shall not be required to compensate any Lender pursuant to this paragraph for any amounts incurred more than ninety (90) days prior to the date that such Lender notifies Parent Borrower of such Lender’s intention to claim compensation therefor, and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such ninety (90) day period shall be extended to include the period of such retroactive effect. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Parent Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)                                 Increased LIBOR Funding Costs; Illegality. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Parent Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrowers shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrowers to such Lender, together with interest accrued thereon, unless Parent Borrower on behalf of Borrowers, within five (5) Business Days after the delivery of such notice and demand, converts (to the extent such LIBOR Loans may be converted) all such LIBOR Loans into Base Rate Loans. If, after the Restatement Effective Date, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost (except for any Taxes) to any Lender of making or maintaining a LIBOR Loan, then Borrowers shall from time to time within fifteen (15) days after notice and demand from Agent to Parent Borrower (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders on an after tax basis for such increased cost; provided, however, that Borrowers shall not be required to compensate any Lender pursuant to this paragraph for any amounts incurred more than ninety (90) days prior to the date that such Lender notifies Parent Borrower of such Lender’s intention to claim compensation therefor, and provided, further, that if the circumstances giving rise to such claim have a retroactive effect, then such ninety (90) day period shall be extended to include the period of such retroactive effect. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Parent Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                                  Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of clauses (a) and (b) above or Section 1.13(a) below with respect to such Lender, it will, if requested by Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office no economic, legal or regulatory disadvantage; and provided, further, that nothing in this clause (c) shall affect or postpone any of the obligations of Parent Borrower or the other Borrowers or the rights of any Lender pursuant to clauses (a) and (b) above or Section 1.13(a) below.

(d)                                 Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be the adoption of or the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) for all purposes of Section 1.12 and Section 1.13 of this Agreement, regardless of the date enacted, adopted or issued

1.13                        Taxes.

(a)                                 No Deductions. Subject to the immediately succeeding sentences and Section 1.13(e) below, any and all payments or reimbursements by any Credit Party made hereunder, under the Notes or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding (i) such Taxes to the extent imposed on Agent’s or a Lender’s net income (including franchise taxes imposed in lieu of net income taxes) by the jurisdiction in which Agent or such Lender is organized or is engaged in business (including the jurisdiction in which a principal office or applicable lending office is located) or as a result of a present connection between the Lender or Agent and the jurisdiction of a taxing authority (other than any business or connection arising solely from having executed, delivered, been a party to or performed its obligations or received any payments under, enforced or engaged in any other transactions pursuant to any Loan Document), (ii) any United States federal withholding tax imposed pursuant to FATCA, (iii) any United States federal backup withholding Tax imposed under Section 3406 of the IRC and (iv) any United States federal withholding tax resulting from a Lender’s failure to comply with Section 1.13(c) (the Taxes described in clauses (i)-(iv) above and United States federal withholding tax excluded from the gross up pursuant to the last sentence of this Section 1.13(a), collectively “Excluded Taxes”). Except as otherwise provided in this Section 1.13, if any applicable withholding agent shall be required by current or future law to deduct any such amounts from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable by the applicable Credit Party shall be increased as may be necessary so that, after all required deductions have been made, such Lender (or in the case of any payment being made to Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such deductions been made. All required deductions shall be complied with and paid over to the relevant taxing authority or other Governmental Authority in accordance with applicable law. Notwithstanding the foregoing, no Credit Party shall have any obligation to increase the sum payable hereunder or under any other Loan Document (or pay additional amounts) pursuant to this Section 1.13(a) with respect to any United States federal withholding taxes that would apply to a payment hereunder or under any other Loan Document made to any Lender (or to the Agent on behalf of such Lender) that are required by any applicable law in effect (i) when such Lender became a Lender or (ii) immediately after such Lender changes its applicable lending office, except to the extent that (x) where the Lender is an assignee, such Lender’s assignor was entitled, immediately prior to the assignment to such Lender, to additional amounts in respect of such taxes or (y) where the Lender changes its applicable lending office, such Lender was entitled to additional amounts in respect of such taxes immediately prior to such change in lending office.

(b)                                 Changes in Laws. In the event that, subsequent to the Restatement Effective Date, any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof or any new law, regulation, treaty or directive enacted or any interpretation or application thereof:

(i)                                     does or shall subject Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder or thereunder, or change the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable under any Loan Document (except, in each case, for Excluded Taxes and any Taxes that are subject to gross up, indemnification or other payment pursuant to Section 1.13(a), 1.13(f) or 1.13(g)); or

(ii)                                  does or shall impose on Agent or any Lender any other condition or increased cost (other than Taxes) in connection with the transactions contemplated hereby or participations herein;

and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any Loan Document, then, in any such case, subject to Section 1.13(c) below and without duplication, Borrowers shall promptly pay to Agent or such Lender, upon its demand, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Agent or such Lender with respect to this Agreement or the other Loan Documents. If Agent or such Lender becomes entitled to claim any additional amounts pursuant to this Section 1.13(b), it shall promptly notify Parent Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Parent Borrower (with a copy to Agent) shall, absent manifest error, be final, conclusive and binding for all purposes.

(c)                                  Tax Documentation.

(i)                                     Prior to becoming a Lender under this Agreement and from time to time thereafter upon the reasonable request of Parent Borrower or Agent, each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”), to the extent it is legally entitled to do so, shall provide to Parent Borrower and Agent any of the following forms applicable to such Lender (i) a properly completed and executed IRS Form W-8BEN (claiming a complete exemption or a reduction under an applicable treaty) or Form W-8ECI plus any additional form, certificate or document or a successor form prescribed by the IRS, certifying as to such Foreign Lender’s entitlement to a complete exemption from or a reduction in United States federal withholding tax with respect to payments to be made to such Foreign Lender under any Loan Document, (ii) in the case of a Foreign Lender that is not a “bank” (within the meaning of Section 881(c)(3)(A) of the IRC) and meets the qualifications under the “portfolio interest” exemption rules, a properly completed and executed IRS Form W-8BEN (or applicable successor form) and a written certificate to the effect that such Foreign Lender is eligible for a complete exemption with respect to payments of interest under Section 871(h) or 881(c) of the IRC (in each case, a “Certificate of Exemption”) or (iii) where the Lender is not the beneficial owner for tax purposes (e.g., where the Lender is a partnership or has sold a participation), a properly completed and executed IRS Form W-8IMY (or applicable successor form), together with all required attachments with respect to the beneficial owners (including applicable IRS Forms W-8 and W-9, or their respective applicable successor forms) and, where one or more of the beneficial owners is claiming the “portfolio interest” exemption, Certificates of Exemption from each such beneficial owner (provided that, where the Lender is a partnership and not a participating lender, the Lender may provide any applicable Certificates of Exemption on behalf of its partners). In addition, each Lender shall from time to time, upon the reasonable written request of any Credit Party or Agent, provide other certificates or forms that are necessary in order for payments made hereunder or under the Notes to be qualified for an exemption from, or a reduction in, withholding taxes or deductions.

(ii)                                  To the extent it is legally entitled to do so, each Lender that is a United States person within the meaning of Section 7701(a)(30) of the IRC shall provide to Parent Borrower and Agent, prior to becoming a Lender under this Agreement and from time to time thereafter upon the reasonable request of Parent Borrower or Agent, a properly completed and executed IRS Form W-9 (or applicable successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)                               Upon the occurrence of any event that renders any prior documentation provided by a Lender obsolete, inaccurate or invalid, or upon the expiration of any such prior documentation, such Lender shall promptly provide Parent Borrower and Agent with updated documentation or promptly notify Parent Borrower and Agent that such Lender is unable to do so.

(iv)                              For the avoidance of doubt, no Lender shall be required to deliver any documentation under this Section 1.13(c) that such Lender is not legally eligible to deliver.

(d)                                 If a Credit Party is required to increase the sum payable hereunder (or pay additional amounts) to any Lender or Agent pursuant to this Section 1.13, such Lender or Agent shall, at the request and expense of the Credit Party, change the jurisdiction of its applicable lending office if such change (i) will eliminate or reduce any such increase in the payment obligation (or additional amounts) and (ii) is, in such Lender’s reasonable judgment, determined not to be materially disadvantageous to such Lender.

(e)                                  To the extent any Lender has received (as determined by such Lender in its reasonable judgment) any refund of any taxes with respect to which any Credit Party paid an increased sum or additional amounts pursuant to this Section 1.13, such Lender shall pay the amount of such tax refund (net of any expenses) to such Credit Party; provided that such Credit Party shall repay such amount to such Lender (with any interest and penalties charged by the taxing authority) if the amount of the refund is required to be repaid to the relevant taxing authority.

(f)                                   In addition, the Credit Parties agree to pay any current or future stamp or documentary Taxes or any other excise or property Taxes, charges, assessments or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents or any Loans made or Letters of Credit issued hereunder (“Other Taxes”).

(g)                                  Each Credit Party agrees to indemnify each Lender and Agent for the full amount of non-Excluded Taxes and Other Taxes paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses other than penalties, interest and expenses resulting from the Lender’s gross negligence or willful misconduct) arising therefrom or with respect thereto, whether or not such non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant taxing authority. Such indemnification shall be made within thirty (30) days after the date any Lender or Agent, as the case may be, makes written demand therefor.

(h)                                 Within thirty (30) days after the date of any payment of Taxes or Other Taxes withheld or paid by a Credit Party in respect of any payment to any Lender (or assignee Lender) or Agent, the Credit Party will furnish to Agent, at its address for notices specified in Section 9.3 hereof, the original or a certified copy of any available receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

(i)                                     For purposes of this Section 1.13, the term “Lender” shall include any Swing Line Lender and L/C Issuer.

1.14                        Incremental Revolving Commitments.

(a)                                 At any time following the Restatement Effective Date, the Parent Borrower on behalf of the Borrowers may by written notice to Agent and with the consent of the Agent elect to request the establishment of an increase in Revolving Loan Commitments (the “Incremental Revolving Loan Commitments”), by an aggregate amount not in excess of $25,000,000 in the aggregate. Any such notice shall specify the date (the “Increased Amount Date”) on which the Parent Borrower on behalf of the Borrowers proposes that the Incremental Revolving Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Agent. The Parent Borrower may approach any Lender or any other Qualified Assignee to provide all or a portion of the Incremental Revolving Loan Commitments; provided that (x) any Lender offered or approached to provide all or a portion of the Incremental Revolving Loan Commitments may elect or decline, in its sole discretion, to provide an Incremental Revolving Loan Commitment and (y) any Incremental Revolving Loan Lender which is not an existing Lender shall be subject to the approval of the Agent, the L/C Issuer, the Swing Line Lender and the Borrowers (which approval shall not be unreasonably withheld or delayed). Such Incremental Revolving Loan Commitments shall become effective, as of the Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Incremental Revolving Loan Commitments, as applicable; (ii) the Incremental Revolving Loan Commitments shall be effected pursuant to one or more joinder agreements executed and delivered by the Borrowers and Agent, and each of which shall be recorded in the register; (iii) the Parent Borrower on behalf of the Borrowers shall make any payments required pursuant to Section 1.3 in connection with the Incremental Revolving Loan Commitments, as applicable; and (iv) the Parent Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction.

(b)                                 On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (x) (i) each of the Lenders with Revolving Loan Commitments shall assign to each Lender with an Incremental Revolving Loan Commitment (each, an “Incremental Revolving Loan Lender”) and each of the Incremental Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Loan Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such Incremental Revolving Loan Commitments to the Revolving Loan Commitments or (ii) other actions, as reasonably determined by the Agent, Lenders and the Borrowers, may be taken to achieve the ratable effect of the foregoing clause (i), (y) each Incremental Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “Incremental Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (z) each Incremental Revolving Loan Lender shall become a Lender with respect to the Incremental Revolving Loan Commitment and all matters relating thereto.

(c)                                  The terms and provisions of the Incremental Revolving Loans and Incremental Revolving Loan Commitments shall be identical to the Revolving Loans and the Revolving Loan Commitments.

(d)                                 Any joinder agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 1.14.

SECTION 2.

AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the Closing Date and until the Termination Date:

2.1                               Compliance with Laws and Contractual Obligations. Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and except for such Contractual Obligations being diligently contested in good faith, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all rights, franchises, licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. This Section 2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject in the case of any Lien in connection therewith, to the terms and conditions of Section 3.2.

2.2                               Insurance; Damage to or Destruction of Collateral.

(a)                                 The Credit Parties shall, at their sole cost and expense, maintain with financially sound and reputable insurance companies, or through self-insurance, insurance on all their property in at least such amounts and against at least such risks (but including in any event public liability coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; provided, notwithstanding any industry standard, any amount of self-insurance shall be commercially reasonable and must be reasonably satisfactory to Agent. Such policies of insurance shall contain provisions pursuant to which the insurer agrees to (i) name Agent, for its benefit and the benefit of the Secured Parties, as additional insured, (ii) in the case of all property insurance policies, name the Agent as lender loss payee, (iii) in the case of all property insurance policies, provide a breach of warranty in favor of Agent and the Secured Parties, (iv) provide for a waiver of subrogation in favor of Agent and the Secured Parties and (v) provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral. Without limiting the generality of the foregoing, Borrowers will maintain or cause to be maintained flood insurance with respect to each Mortgaged Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System.

(b)                                 Upon the reasonable request of Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)                                  Each Credit Party shall deliver to Agent, at the time of the applicable policy renewal, in form and substance reasonably satisfactory to Agent, certificates of insurance evidencing

(i) all “All Risk” policies naming Agent, on behalf of itself and the Secured Parties, as additional insured and loss payee, with a breach of warranty in favor of Agent and the Secured Parties, (ii) all general liability and other liability policies naming Agent, for the benefit of itself and the Secured Parties, as additional insured and (iii) waiver of subrogation and thirty (30) days notice of cancellation for all insurance policies. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as (i) any Event of Default has occurred and is continuing or the casualty giving rise to such insurance proceeds could reasonably be expected to result in a Material Adverse Effect and (ii) the anticipated insurance proceeds exceed $5,000,000 (an “Insurance Trigger Event”), as each Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power of attorney. Parent Borrower shall promptly notify Agent of any loss, damage or destruction to the Collateral in the amount of $5,000,000 or more ($1,000,000 or more in the case of Collateral included within the calculation of the Borrowing Base), whether or not covered by insurance. If the Agent receives any insurance proceeds following an Insurance Trigger Event, after deducting from any insurance proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.5(d).

2.3                               Inspection. Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and upon reasonable notice to the applicable Credit Party, and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence, at the expense of such Lender or, following an Event of Default, at the expense of such Credit Party. The obligations of the Credit Parties set forth in this Section 2.3 are subject to the limitations and other provisions set forth in Section 4.1(f).

2.4                               Organizational Existence. Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its organizational existence.

2.5                               Environmental Matters. Each Credit Party (a) shall and shall cause its Subsidiaries and shall take commercially reasonable steps to cause each tenant, subtenant contractor, subcontractor and invitee of any of them to conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, including without limitation perform all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; and (b) shall notify Agent promptly after such Credit Party or any of its Subsidiaries becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $5,000,000. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Subsidiary, tenant, subtenant, contractor, subcontractor or invitee of such Credit Party or any Subsidiary or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, then Parent Borrower shall, upon Agent’s written request cause the performance of such environmental assessments reasonably necessary to evaluate the alleged noncompliance or Release (which in the event of a potential Release may include subsurface sampling of soil and groundwater) and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent. If an environmental assessment requested by Agent pursuant to the preceding sentence is not initiated within thirty (30) Business Days following receipt of Agent’s request therefor, then each Credit Party and its Subsidiaries shall permit Agent or its representatives to have access to the parcel of Real Estate where the alleged violation or Release occurred for the purpose of conducting such environmental assessments and sampling; provided that any such environmental assessment or sampling shall be conducted in such a manner as to minimize interference with the conduct of the Credit Parties’ operations and Agent shall use commercially reasonable efforts to conduct such environmental assessment or sampling in such a manner that would not result in a material violation of any lease relating to such Real Estate. Borrowers shall reimburse Agent for the costs of such assessments and samples and the same will constitute a part of the Obligations secured hereunder. The Credit Parties may require that prior to entry on any Real Estate any representative of Agent that will conduct sampling shall present evidence of reasonable general liability and professional liability insurance.

2.6                               Landlords’ Agreements, Bailee Letters and Real Estate Purchases.

(a)                                 Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s waiver and consent agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located in a Landlord Lien State, which agreement or letter shall be reasonably satisfactory in form and substance to the Decision Agent (any such agreement or letter delivered prior to the Restatement Effective Date shall be deemed reasonably satisfactory in form and substance to the Decision Agent). Without limiting any other rights Decision Agent may have to establish Reserves with respect to such locations or warehouse space leased or owned as of the Restatement Effective Date, if the Decision Agent has not received a landlord’s agreement or bailee letter on or prior to the Restatement Effective Date (or such later date as may be agreed to by Agent in its sole discretion), the Collateral at that location in a Landlord Lien State shall, in the Decision Agent’s Permitted Discretion, be subject to a Rent Reserve (without duplication of existing Reserves).

(b)                                 If after the Restatement Effective Date, any Credit Party or any of its Subsidiaries (i) enters into a lease for real property or warehouse space or (ii) establishes arrangements or enters into Contractual Obligations pursuant to which Rental Fleet and Equipment shall be shipped to a processor or converter, such Credit Party or Subsidiary, as the case may be, shall use commercially reasonable efforts to cause a landlord’s waiver and consent agreement or bailee letter, as appropriate, to be obtained with respect to such location in a Landlord Lien State in form and substance reasonably satisfactory to the Decision Agent; provided that unless and until such time as such landlord’s waiver and consent agreement or bailee letter, as appropriate, shall be obtained and delivered to Agent, each of the Credit Parties agrees that the Decision Agent shall be permitted (i) in the case of any leased real property, to establish a Rent Reserve in respect of such location and (ii) in the case of Rental Fleet and Equipment located at any warehouse facility or shipped to any processor or converter, to exclude such Rental Fleet and Equipment from the Borrowing Base or establish a Rent Reserve (but not both). Each Credit Party shall and shall cause its Subsidiaries to timely and fully pay and perform their material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Rental Fleet and Equipment is or may be located.

2.7                               Conduct of Business. Each Credit Party shall at all times maintain, preserve and protect all of its assets and properties necessary for the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Schedule 2.7 to the Existing Credit Agreement (as amended) or other names notified to Agent in accordance with the Loan Documents.

2.8                               Further Assurances.

(a)                                 Borrowers and Holdings shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as the Decision Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b)                                 In the event a Borrower or Holdings acquires an interest in real property after the Restatement Effective Date, with a recently appraised fair market value in excess of $5,000,000 within ninety (90) days of the acquisition thereof (or such later date as may be agreed to by the Decision Agent) such Person shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to the Decision Agent, together with such title insurance policies, surveys, evidence of insurance, legal opinions and other documents and certificates as shall be reasonably required by the Decision Agent.

(c)                                  Parent Borrower and each other Credit Party shall (i) cause each Person, upon its becoming a Wholly Owned Domestic Subsidiary of Parent Borrower (other than Neff Finance and any Subsidiary that is a Subsidiary of a Foreign Subsidiary), promptly to execute and deliver to Agent a Joinder Agreement and (A) become party to this Agreement as a Credit Party pursuant to such Joinder Agreement and (B) to grant to Agent, for the benefit of Agent and the Secured Parties, a security interest in the real, personal and mixed property of such Person to secure the Obligations and to become party to the Security Agreement and the Pledge Agreement, as applicable, in each case by executing and delivering a Joinder Agreement to Agent, and take all actions required by the applicable Collateral Documents to perfect such security interest and (ii) pledge, or cause to be pledged, to Agent all of the Stock of such Subsidiary, in each case, to secure the Obligations. The documentation required pursuant to the foregoing sentence shall be accompanied by such certificates, legal opinions and other documents as may be reasonably requested by the Decision Agent. Notwithstanding the foregoing, the provisions of this clause (c) shall not apply to assets as to which the Decision Agent shall have determined in writing in its reasonable discretion, after consultation with Parent Borrower, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby. Notwithstanding anything to the contrary in this Section 2.8(c) or elsewhere in this Agreement or any other Loan Document, Neff Finance shall not be required to execute a Joinder Agreement and become a Credit Party hereunder, or to grant to Agent, for the benefit of Agent and the Secured Parties, a security interest in its real, personal and mixed property to secure the Obligations or become party to the Security Agreement or the Pledge Agreement.

(d)                                 After the acquisition by Parent Borrower or any of its Subsidiaries of assets or personal property of the type that would have constituted Collateral on the Closing Date, including investments of the type that would have constituted Collateral on the Closing Date, Parent Borrower will take, or will cause its Subsidiaries to take, all necessary action, including (i) the filing of appropriate financing statements under the applicable provisions of the Code, applicable domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate, (ii) to the extent required by Section 2.9, the execution and delivery of Control Agreements and (iii) to the extent required by the Security Agreement, the notation of the Lien of Agent on any certificate of title for Collateral constituting Eligible Rental Fleet or Equipment, in each case, to create and perfect a first priority Lien in such Collateral pursuant to and to the full extent required by this Agreement or any of the Collateral Documents. Notwithstanding the foregoing, the provisions of this clause (d) shall not apply to assets as to which the Decision Agent shall have determined in writing in its reasonable discretion, after consultation with Parent Borrower, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

(e)                                  Notwithstanding anything to the contrary in this Section 2.8, with respect to any Subsidiary of Parent Borrower which becomes a Credit Party at any time after the Closing Date or any assets acquired by any Credit Party after the Closing Date in connection with a Permitted Acquisition, the Accounts and the Rental Fleet and Equipment of such new Credit Party or in respect of such newly acquired assets, as applicable, shall not be included in the Borrowing Base until (i) Agent shall have conducted such appraisals, audits, evaluations and/or inspections of such Collateral as the Decision Agent shall deem reasonably necessary or advisable with respect to such Collateral and (ii) Holdings, Parent Borrower and such Subsidiary shall have complied with the requirements of this Section 2.8.

2.9                               Control Agreements.

(a)                                 Each of Holdings and Parent Borrower shall, and shall cause each other Credit Party to (i) enter into Control Agreements with respect to each deposit account, securities account and commodities account maintained by Holdings, Parent Borrower or any such Credit Party as of or after the Closing Date, (ii) deposit in a deposit account subject to a Control Agreement all cash received on each Business Day and (iii) not establish or maintain any deposit account, securities account or commodities account unless such deposit account, securities account or commodities account is subject to a Control Agreement as provided in Section 3.14, in each case, other than (A) any payroll account so long as such payroll account is a zero balance account, (B) any disbursement account so long as the cash and Cash Equivalents on deposit in such disbursement account shall not exceed $100,000 at any time, (C) cash and Cash Equivalents on deposit in or credited to the balance of withholding tax, trust and other fiduciary accounts and (D) petty cash accounts not to have more than $50,000 on deposit in the aggregate at any time. Each such Control Agreement shall be in form and substance reasonably satisfactory to the Decision Agent (it being understood that the control agreements of the Credit Parties in place as of the Restatement Effective Date are in form and substance reasonably satisfactory). Each Credit Party shall enter into and maintain with one or more banks and pursuant to agreements in form and substance reasonably satisfactory to the Decision Agent, lock box arrangements.

(b)                                 Each of Holdings and Parent Borrower shall, and shall cause each Credit Party, to (i) direct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment to the applicable Credit Party directly to a lockbox account or other deposit account subject to a Control Agreement and (ii) deposit in a deposit account or securities account (as applicable) subject to a Control Agreement promptly (but in any event within three (3) Business Days) upon receipt all Proceeds (as defined in the Code) of such Accounts and General Intangibles received by Holdings, Parent Borrower or any such Credit Party from any other Person.

(c)                                  Notwithstanding anything to the contrary in the foregoing clauses (a) or (b), it is understood and agreed that:

(i)                                     Agent shall not deliver a notice of control or other similar notice to any depository institution, securities intermediary or commodities intermediary, as applicable, pursuant to any Control Agreement unless (A) an Event of Default shall be continuing or (B) Excess Availability is less than (x) for five (5) consecutive Business Days the greater of (i) 12.5%

of the aggregate Revolving Loan Commitments then in effect and (ii) $35.0 million or (y) at any time 10% of the Revolving Loan Commitments of all Lenders then in effect; and

(ii)                                  if an Event of Default shall be continuing or Excess Availability is less than (x) for five (5) consecutive Business Days the greater of (A) 12.5% of the aggregate Revolving Loan Commitments then in effect and (B) $35.0 million or (y) at any time 10% of the Revolving Loan Commitments of all Lenders then in effect, and, in each case, a control notice or similar notice has been given by Agent in accordance with the applicable Control Agreement and the immediately preceding clause (i), amounts deposited in or credited to deposit accounts, securities accounts or commodities accounts subject to Control Agreements or credited to the lock-box account will be transferred on a daily basis to the Concentration Account and shall not be available to the applicable Credit Party.

2.10                        Business and Properties. The Credit Parties shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, Patents, Copyrights, Trademarks and trade names reasonably useful to the conduct of their business except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable requirements of law and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property reasonably useful to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.

NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the Closing Date until the Termination Date:

3.1                               Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except:

(a)                                 the Obligations;

(b)                                 intercompany Indebtedness to the extent permitted pursuant to Section 3.3(b) or Section 3.3(m);

(c)                                  Indebtedness existing prior to the Closing Date and set forth in Schedule 3.1(c) to the Existing Credit Agreement;

(d)                                 Indebtedness in respect of the Second Lien Notes and any Parity Lien Debt and guarantees by the Credit Parties and Neff Finance in respect thereof and any Indebtedness issued, incurred or otherwise obtained in exchange for, or to renew, replace or refinance, in whole or part, the Second Lien Notes or any Parity Lien Debt (or any such exchanged, renewed, replaced or refinanced Indebtedness) and guarantees by the Credit Parties and Neff Finance thereof; provided that in the case of any such renewal, replacement, exchange or refinancing (i) such exchanging, renewing, replacing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the original aggregate principal amount (or accreted value, if applicable) of the Second Lien Notes or Parity Lien Debt (or any such exchanged, renewed, replaced or refinanced Indebtedness), as applicable, except by an amount not greater than the unpaid accrued interest and premium thereon plus other reasonable amounts paid (including tender premium), and fees, costs and expenses (including upfront fees and original issue discount) incurred, in connection with such exchanging, renewing, replacing or refinancing Indebtedness, (ii) such Indebtedness has the same or a later final maturity than the maturity date of the Second Lien Notes or any such Parity Lien Debt (or any such exchanged, renewed, replaced or refinanced Indebtedness), as applicable, and a weighted average life to maturity equal to or greater than the Second Lien Notes or any such Parity Lien Debt (or any such exchanged, renewed, replaced or refinanced Indebtedness), as applicable, (iii) the Second Lien Notes or any such Parity Lien Debt (or any such exchanged, renewed, replaced or refinanced Indebtedness), as applicable, being exchanged, renewed, replaced or refinanced shall be repaid, defeased or satisfied and discharged with the net cash proceeds from any such refinancing Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such exchanging, renewing, replacing or refinancing Indebtedness is issued, incurred or obtained and (iv) such Indebtedness shall have no obligors other than the Credit Parties and Neff Finance and, if secured, be secured by a junior lien pursuant to the Intercreditor Agreement or an intercreditor agreement substantially similar to the Intercreditor Agreement;

(e)                                  Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding incurred to finance the acquisition or construction of new equipment, fixed assets or real property or the repair or improvement thereof or incurred with respect to Capital Leases or synthetic leases;

(f)                                   any other Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding;

(g)                                  [reserved];

(h)                                 Indebtedness assumed in connection with Permitted Acquisitions and Permitted Earnout Obligations with respect to Permitted Acquisitions; provided that such assumed Indebtedness and Permitted Earnout Obligations shall not exceed the amount permitted under clause (d) of the definition of Permitted Acquisition;

(i)                                     Indebtedness pursuant to sale and leaseback transactions that are permitted pursuant to Section 3.7(c);

(j)                                    unsecured Indebtedness to Wayzata or its Affiliates, or any investment fund or vehicle managed, sponsored or advised by Wayzata or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding so long as no cash interest or amortization payments are made on, or required with respect to, such Indebtedness and such Indebtedness has a final maturity date at least six months after the Commitment Termination Date;

(k)                                 Contingent Obligations permitted pursuant to Section 3.4 of this Agreement;

(l)                                     Indebtedness under Currency Agreements, Hedging Agreements and Interest Rate Agreements entered into by Parent Borrower or its Subsidiaries in the ordinary course of business and otherwise in compliance with this Agreement and, in each case, not for speculative purposes;

(m)                             Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business; and

(n)                                 Indebtedness consisting of insurance premiums due or financed in the ordinary course of business over the course of the year.

3.2                               Liens and Related Matters.

(a)                                 No Liens. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except (collectively, the “Permitted Encumbrances”):

(i)                                     Permitted Liens;

(ii)                                  Liens existing on the Closing Date as set forth on Schedule 3.2 to the Existing Credit Agreement and renewals and extensions thereof;

(iii)                               Liens to secure Indebtedness or any Capital Leases permitted under Section 3.1(e); provided that, in each case, the Liens attach only to the assets financed by such Indebtedness or other obligations;

(iv)                              Liens arising from the filing of precautionary financing statements under the Code by lessors with respect to operating leases;

(v)                                 Liens existing on the assets of any Person that becomes a Credit Party (or is a Credit Party that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition or other Investment to the extent the Liens on such assets secure Indebtedness permitted by Section 3.1(h); provided in all cases discussed in this clause that such Liens attach at all times only to the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof) that such Liens attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancing, extensions, renewals, refundings or replacements of such Indebtedness that do not increase the principal amount of the original Indebtedness) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment or transaction and that such Liens do not attach to any Rental Fleet and Equipment;

(vi)                              Liens not otherwise permitted above securing obligations (including Indebtedness) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

(vii)                           Liens to secure Indebtedness permitted under Section 3.1(d), together with all indemnities, reimbursement obligations, fees, expenses and other amounts owed in respect thereof or relating thereto; provided that such Liens are subject to the Intercreditor Agreement or an intercreditor agreement substantially similar to the Intercreditor Agreement;

(viii)                        Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 3.3 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 3.7, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)                              Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Parent Borrower or any of the other Credit Parties in the ordinary course of business permitted by this Agreement;

(x)                                 Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent Borrower or any of the other Credit Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent Borrower and the other Credit Parties or (iii) relating to purchase orders and other agreements entered into with customers of Parent Borrower or any of the other Credit Parties in the ordinary course of business;

(xi)                              any Lien arising in connection with the financing of insurance premiums not otherwise prohibited hereunder; and

(xii)                           Liens solely on purchased inventory (and not on the proceeds thereof unless such Liens are expressly subordinated by contract or by operation of law to the Liens securing the Obligations) to secure obligations for the deferred purchase price of such inventory, payment for which is deferred for less than six (6) months.

(b)                                 No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents, any agreement relating to secured Indebtedness permitted by this Agreement and, with respect to any inventory (but not the proceeds thereof unless such Liens are expressly subordinated by contract or operation of law to the Liens securing the Obligations), any agreements governing the purchase of such inventory, payment of the purchase price for which is deferred six (6) months or more) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.

(c)                                  No Restrictions on Subsidiary Distributions to Parent Borrower. Subject to Section 3.5 and except as provided herein (to the extent the relevant Indebtedness is permitted under Section 3.1), the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual Lien, encumbrance or restriction of any kind on the ability of any such Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Parent Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to Parent Borrower or any other Subsidiary; (iii) make loans or advances to Parent Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to Parent Borrower or any other Subsidiary.

3.3                               Investments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)                                 Parent Borrower and its Subsidiaries may make and own Investments in cash and Cash Equivalents; provided that to the extent required by Section 2.9, such Investments shall be permitted only to the extent such cash and Cash Equivalents are maintained in a deposit account or securities account (as applicable) subject to a Control Agreement;

(b)                                 Investments consisting of intercompany loans, advances or capital contributions made by (i) any Borrower to another Borrower, (ii) Parent Borrower or any other Credit Party to any Subsidiary of Parent Borrower that is not a Credit Party in an aggregate amount not to exceed $1,000,000 at any one time outstanding, and (iii) any Subsidiary of Holdings that is not a Credit Party to (A) a Credit Party or (B) any other Subsidiary of Holdings that is not a Credit Party; provided that the obligations of any Credit Party pursuant to the foregoing clause (iii) shall be expressly subordinated to the Obligations of such Credit Party under the Loan Documents in a manner reasonably satisfactory to the Agent;

(c)                                  Parent Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding;

(d)                                 Investments under Currency Agreements, Hedging Agreements and Interest Rate Agreements entered into by Parent Borrower or its Subsidiaries in the ordinary course of business and otherwise in compliance with this Agreement and, in each case, not for speculative purposes;

(e)                                  Investments by Parent Borrower and its Subsidiaries in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(f)                                   Investments made by Parent Borrower or its Subsidiaries as a result of consideration received in connection with an Asset Disposition made in compliance with Section 3.7;

(g)                                  (i) accounts receivable and extended payment terms of Parent Borrower and its Subsidiaries provided to customers that are made, created or acquired in the ordinary course of business and (ii) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(h)                                 Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business of Parent Borrower and its Subsidiaries;

(i)                                     Investments existing on the Closing Date and set forth on Schedule 3.3 to the Existing Credit Agreement;

(j)                                    Investments consisting of loans made by Holdings to officers or employees of Holdings or any other Credit Party in connection with the purchase by such officers or employees of Stock of Holdings; provided that the aggregate amount of such Investments shall not exceed $1,000,000 at any one time outstanding;

(k)                                 Investments constituting Permitted Acquisitions;

(l)                                     Investments consisting of intercompany loans or advances made by Parent Borrower to Holdings in lieu of making any Restricted Payment permitted pursuant to Section 3.5 by way of dividend or other distribution; provided that the amount of such loan shall count as a Restricted Payment for purposes of Section 3.5;

(m)                             the formation of and Investments in new Domestic Subsidiaries of the Parent Borrower that are Credit Parties, provided that (i) such Subsidiary is owned by the Parent Borrower or another Borrower, (ii) the Parent Borrower shall have notified the Agent at least ten (10) Business Days prior to the formation or acquisition of any such Subsidiary, (iii) such Subsidiary shall be engaged in a permitted business of the Parent Borrower or its Subsidiaries hereunder and (iv) as of the date of the formation or acquisition of any such Subsidiary and the Investment therein, and after giving effect thereto, (A) such new Subsidiary and its parent shall have entered into any and all agreements (in form and substance reasonably satisfactory to the Agent) necessary to comply with Section 2.8, and the Agent shall be satisfied that all Liens required to be granted in the assets and ownership interests of such new Subsidiary under such Section 2.8 have been granted or pledged and have been perfected and are subject only to Permitted Encumbrances hereunder, and (B) no Event of Default shall have occurred and be continuing;

(n)                                 other Investments in an aggregate amount not to exceed $5,000,000 at any one time outstanding; and

(o)                                 the acquisition (by purchase or otherwise) of all or substantially all of the Stock of any company or the assets comprising a business unit of any company, provided that (i) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, (ii) either (x)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such Investment shall not be less than 15% of the Revolving Loan Commitments of all Lenders, (2) Excess Availability on a pro forma basis immediately after giving effect to such Investment shall not be less than 15% of the Revolving Loan Commitments of all Lenders and (3) at the time of such Investment and after giving effect thereto the Credit Parties shall be in compliance with the financial covenants set forth in Section 3.19 and Section 3.20 as if then operative or (y)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such Investment shall not be less than 20% of the Revolving Loan Commitments of all Lenders and (2) Excess Availability on a pro forma basis immediately after giving effect to such Investment shall not be less than 20% of the Revolving Loan Commitments of all Lenders; and (iii) if the purchase price payable in connection with such Investment is in excess of $25,000,000, Parent Borrower shall have complied with the requirements set forth in clauses (a), (b), (c), (f) and (g) of the definition of “Permitted Acquisition” with respect to such Investment.

3.4                               Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)                                 guarantees by Parent Borrower or a Subsidiary of Parent Borrower of Indebtedness or other obligations permitted to be incurred under this Agreement; provided that no guarantee may be made by any Subsidiary of any Indebtedness unless such Subsidiary also guarantees the Obligations;

(b)                                 those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(c)                                  those existing on the Closing Date and described in Schedule 3.4 to the Existing Credit Agreement;

(d)                                 those arising under indemnity agreements to title insurers to cause such title insurers to issue (i) to Agent mortgagee title insurance policies and (ii) to the Credit Parties owner’s title insurance policies;

(e)                                  those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder;

(f)                                   those incurred with respect to Indebtedness permitted by Section 3.1; provided that in the case of any Contingent Obligation with respect to subordinated Indebtedness, any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations;

(g)                                  any other Contingent Obligations not expressly permitted by clauses (a) through (f) above, so long as any such other Contingent Obligations, in the aggregate at any one time outstanding, do not exceed $5,000,000; and

(h)                                 those arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of incurrence.

3.5                               Restricted Payments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment (other than dividends or distributions payable solely in common stock or common units of the Person making such dividend or distribution), except that:

(a)                                 The Credit Parties and Neff Finance may make Tax Distributions;

(b)                                 any Subsidiary of Parent Borrower may make Restricted Payments to Parent Borrower or any other Borrower;

(c)                                  Parent Borrower or Holdings may make Restricted Payments to pay as and when due all reasonable amounts required to be paid in connection with the preparation and filing of all reports that Holdings or any parent thereof is or will be required to file with or furnish to the U.S. Securities and Exchange Commission, including reasonable fees and disbursements of Holdings’ or such Person’s counsel, accountants, financial printers and other third parties that are customarily involved in such filings;

(d)                                 Parent Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments to the equity holders of Holdings in connection with the 2013 Special Distribution;

(e)                                  Parent Borrower may make Restricted Payments to Holdings in the minimum amount necessary to enable Holdings to make repurchases of Stock deemed to occur upon the exercise of stock options if such Stock represents a portion of the exercise price thereof or the minimum amount of taxes due upon such exercises;

(f)                                   if no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, Parent Borrower may make Restricted Payments to Holdings in the minimum amount necessary to enable Holdings to, and Holdings shall be permitted to, fund its repurchase, redemption, acquisition or cancellation of Stock from management members or their transferees upon the death, disability, retirement or termination of any such former management members; provided that the sum of all such Restricted Payments referred to in this clause (f) shall not exceed the Management Buyout Amount;

(g)                                  Parent Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any parent entity) to the extent necessary to permit Holdings or such parent entity, as the case may be, to pay general administrative costs and expenses when due in the ordinary course of business in aggregate amount not to exceed $2,000,000 in any Fiscal Year;

(h)                                 so long as no Default or Event of Default has occurred and is continuing, Holdings may make Restricted Payments to pay out-of-pocket expenses incurred by Wayzata or its Affiliates (or any of its principals, employees, agents or other representatives) in connection with its performance of management, consulting, monitoring, financial advisory or other services provided to Holdings and its Subsidiaries in an amount not to exceed $100,000 per any Fiscal Year; and

(i)                                     Parent Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments to the holders of Stock of Holdings, provided that (i) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and (ii) either (x)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such Restricted Payment shall not be less than 15% of the Revolving Loan Commitments of all Lenders, (2) Excess Availability on a pro forma basis immediately after giving effect to such Restricted Payment shall not be less than 15% of the Revolving Loan Commitments of all Lenders and (3) at the time of such Restricted Payment and after giving effect thereto the Credit Parties shall be in compliance with the financial covenants set forth Section 3.19 and Section 3.20 as if then operative, (y)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such Restricted Payment shall not be less than 20% of the Revolving Loan Commitments of all Lenders, (2) Excess Availability on a pro forma basis immediately after giving effect to such Restricted Payment shall not be less than 20% of the Revolving Loan Commitments of all Lenders and (3) at the time of such Restricted Payment and after giving effect thereto the Credit Parties shall be in compliance with the financial covenant set forth in Section 3.19 as if then operative or (z)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such Restricted Payment shall not be less than 25% of the Revolving Loan Commitments of all Lenders and (2) Excess Availability on a pro forma basis immediately after giving effect to such Restricted Payment shall not be less than 25% of the Revolving Loan Commitments of all Lenders.

3.6                               Amendments to Constituent Documents; Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:

(a)                                 amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in a manner materially adverse to Agent or Lenders unless required by law;

(b)                                 other than Investments not prohibited by Section 3.3 or Asset Dispositions not prohibited by Section 3.7, (i) enter into any transaction of merger or consolidation except any

Wholly Owned Subsidiary of Parent Borrower may be merged with or into Parent Borrower (provided that Parent Borrower is the surviving entity) or any other Wholly Owned Subsidiary of Parent Borrower (provided that if either such Subsidiary is a Credit Party, the surviving entity shall also be a Credit Party) or (ii) sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary dissolution or otherwise) except to any Credit Party; or

(c)                                  liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except (i) if Parent Borrower determines in good faith that such liquidation or dissolution of a Credit Party other than Parent Borrower is in the best interests of Parent Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Person is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 3.3 and 3.7, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

3.7                               Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly consummate any Asset Disposition, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except:

(a)                                 the sale, lease, rental, transfer or other disposition of Rental Fleet and Equipment or Rolling Stock in good faith for fair value in the ordinary course of business;

(b)                                 the sale, lease, transfer or other disposition of (i) obsolete, worn-out or surplus equipment or leased or owned real property not used or useful in the business or (ii) Investments in cash or Cash Equivalents;

(c)                                  the disposition by Parent Borrower and its Subsidiaries of Rolling Stock pursuant to sale and leaseback transactions for good faith fair value;

(d)                                 losses or destruction of, or damage to, or condemnation of any property of Holdings or its Subsidiaries so long as the Net Proceeds thereof are applied in accordance with Section 1.5(c);

(e)                                  Asset Dispositions by Parent Borrower and its Subsidiaries to Parent Borrower or another Credit Party;

(f)                                   Asset Dispositions by any Subsidiary of Holdings that is not a Credit Party to any other Subsidiary of Holdings that is not a Credit Party or to a Credit Party; and

(g)                                  Asset Dispositions to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the following conditions precedent are met; (w) the consideration received is at least equal to the fair market value of such assets, (x) with respect to any Asset Disposition pursuant to this clause (g) for a purchase price in excess of $2,500,000, at least 75% of the consideration received is cash or Cash Equivalents, (y) no Default or Event of Default then exists or would result from such Asset Disposition and (z) the Net Proceeds thereof are applied in accordance with Section 1.5(c).

Notwithstanding anything herein to the contrary, sale and leaseback transactions of Rental Fleet and Equipment shall not be permitted.

3.8                               Transactions with Affiliates.

(a)                                 The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party (an “Affiliate Transaction”), other than Affiliate Transactions pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon terms which are not materially less favorable than those that might reasonably have been obtained by such Credit Party in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Holdings or such Subsidiary.

(b)                                 The restrictions of clause (a) of this Section 3.8 shall not apply to:

(i)                                     reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, managers, members, employees or consultants of Holdings, Parent Borrower or any of its Subsidiaries as determined in good faith by Parent Borrower’s Board of Directors or senior management;

(ii)                                  transactions exclusively between or among Parent Borrower and any of its Subsidiaries or exclusively between or among Subsidiaries, provided such transactions are not otherwise prohibited by this Agreement;

(iii)                               Affiliate Transactions as set forth on Schedule 3.8 to the Existing Credit Agreement (including pursuant to any amendment to such Contractual Obligations or documentation replacing such Contractual Obligations to the extent that such amendment or agreement is permitted hereunder and is not more disadvantageous to the applicable Credit Party or the Lenders in any material respect than the original Contractual Obligation);

(iv)                              Restricted Payments permitted by this Agreement;

(v)                                 sales of Qualified Stock of Holdings; and

(vi)                              loans to employees of a Borrower that are approved by the Board of Directors of Parent Borrower in good faith.

3.9                               Conduct of Business.

(a)                                 Holdings shall not engage in any business or activity other than (i) being a guarantor with respect to the Obligations under the Loan Documents and performing its Obligations thereunder and a guarantor with respect to the obligations under the Second Lien Notes and any Parity Lien Debt and performing its obligations thereunder and the security and other documents executed in connection therewith, (ii) holding shares of the Stock of Parent Borrower, (iii) paying taxes, (iv) preparing reports to Governmental Authorities and to the holders of its Stock, (v) holding meetings of its Board of Directors and/or the holders of its Stock, preparing company records and other company activities required to maintain its separate company structure and (vi) any activities reasonably related thereto.

(b)                                 The Credit Parties shall not and shall not cause or permit their Subsidiaries to engage in any businesses a majority of whose revenues are not derived from businesses that are the same as or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Credit Parties and their Subsidiaries are engaged on the Closing Date as set forth on Schedule 3.9 to the Existing Credit Agreement.

(c)                                  Neff Finance shall not engage in any business or activity, own any assets, or incur any liabilities other than (i) co-issuing the Second Lien Notes (and any additional notes issued under the Second Lien Notes Indenture), issuing any Parity Lien Debt or any Indebtedness issued, incurred or otherwise obtained in exchange for, or to renew, replace or refinance, in whole or in part, the Second Lien Notes and Parity Lien Debt (or any such renewed, replaced or refinanced Indebtedness), (ii) preparing reports to Governmental Authorities and to its shareholders, (iii) holding meetings of its shareholders or directors, preparing corporate records or other corporate activities required to maintain its separate corporate existence, and (iv) any activities incidental thereto.

3.10                        [Reserved].

3.11                        Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

3.12                        [Reserved].

3.13                        [Reserved].

3.14                        Bank Accounts; Securities Accounts; Commodities Accounts. The Credit Parties shall not:

(a)                                 establish any new bank accounts without prior written notice to Agent and unless Agent and the depository institution at which the account is to be opened enter into a Control Agreement if required by Section 2.9; provided that Agent shall not cause (or deliver notice to the applicable depository institution to cause) amounts credited to such deposit accounts to be transferred on a daily basis to the Concentration Account or otherwise unless (i) an Event of Default shall have occurred and be continuing or (ii) Excess Availability shall be less than (x) for five (5) consecutive Business Days the greater of (i) 12.5% of the aggregate Revolving Loan Commitments then in effect and (ii) $35.0 million or (y) at any time 10% of the Revolving Loan Commitments of all Lenders then in effect;

(b)                                 establish any new securities accounts without prior written notice to Agent and unless Agent and the securities intermediary at which the account is to be opened enter into a Control Agreement if required by Section 2.9; provided that Agent shall not cause (or deliver notice to the applicable securities intermediary to cause) amounts credited to such securities accounts to be transferred on a daily basis to the Concentration Account or otherwise unless (i) an Event of Default shall have occurred and be continuing or (ii) Excess Availability shall be less than (x) for five (5) consecutive Business Days the greater of (i) 12.5% of the aggregate Revolving Loan Commitments then in effect and (ii) $35.0 million or (y) at any time 10% of the Revolving Loan Commitments of all Lenders then in effect; and

(c)                                  establish any new commodities accounts without prior written notice to Agent and unless Agent and the commodities intermediary at which the account is to be opened enter into a Control Agreement if required by Section 2.9; provided that Agent shall not cause (or deliver notice to the applicable commodities intermediary to cause) amounts credited to such commodities accounts to be transferred on a daily basis to the Concentration Account or otherwise unless (i) an Event of Default shall have occurred and be continuing or (ii) Excess Availability shall be less than (x) for five (5) consecutive Business Days the greater of (i) 12.5% of the aggregate Revolving Loan Commitments then in effect and (ii) $35.0 million or (y) at any time 10% of the Revolving Loan Commitments of all Lenders then in effect.

3.15                        Hazardous Materials. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities or impairment of the value or marketability of the Real Estate or any of the Collateral that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.16                        [Reserved].

3.17                        Lease Limits. Holdings will not and will not permit any of its Subsidiaries directly or indirectly to become or remain liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any operating lease, synthetic lease or similar off balance sheet financing relating to Rental Fleet and Equipment, if the aggregate amount of all rents (or substantially equivalent payments) paid by Holdings and its Subsidiaries under all such leases would exceed $20,000,000 in any Fiscal Year of Parent Borrower. For purposes of this Section 3.17, “operating lease” shall mean an operating lease under GAAP as in effect on the Closing Date.

3.18                        Prepayments; Amendments of Other Indebtedness. The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, refinance, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness incurred pursuant to Section 3.1(d) unless (a) such Indebtedness is prepaid solely with the proceeds of Indebtedness incurred in whole or in part to refinance such Indebtedness pursuant to a refinancing that is permitted pursuant to Section 3.1(d) or (b) (i) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom, and (ii) either (x)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such purchase, redemption, refinancing, defeasance or prepayment shall not be less than 15% of the Revolving Loan Commitments of all Lenders, (2) Excess Availability on a pro forma basis immediately after giving effect to such purchase, redemption, refinancing, defeasance or prepayment shall not be less than 15% of the Revolving Loan Commitments of all Lenders and (3) at the time of such purchase, redemption, refinancing, defeasance or prepayment and after giving effect thereto the Credit Parties shall be in compliance with the financial covenants set forth in Section 3.19 and Section 3.20 as if then operative or (y)(1) Average Availability on a pro forma basis for the 30-day period immediately prior to the date of such purchase, redemption, refinancing, defeasance or prepayment shall not be less than 25% of the Revolving Loan Commitments of all Lenders and (2) Excess Availability on a pro forma basis immediately after giving effect to such purchase, redemption, refinancing, defeasance or prepayment shall not be less than 25% of the Revolving Loan Commitments of all Lenders. The Credit Parties shall not (A) increase the rate of interest on the Second Lien Notes by more than 1% from the rate in effect on May 5, 2011 (including any contingent default interest rate) or (B) shorten the maturity of, or add amortization payments to, the Second Lien Notes. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, any consent payments on or in respect of the Second Lien Notes made by the Credit Parties and Neff Finance in connection with the Consent Solicitation are permitted.

3.19                        Consolidated Total Leverage Ratio. At any time that Excess Availability is less than the Threshold Amount (each occurrence of such an event, a “Trigger Event”), Parent Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of each Fiscal Quarter ended immediately prior to and after such Trigger Event occurs, and only so long as a Reversal Event shall not have occurred following such Trigger Event, to be more than the applicable amount set forth in the table below for each such Fiscal Quarter:

Consolidated Total
Fiscal Quarter Ending	Leverage Ratio
For each Fiscal Quarter ended during the period from May 5, 2011 through December 31, 2014	4.50:1.0
For each Fiscal Quarter ended on or after January 1, 2015	4.25:1.0

; provided that after the occurrence of a Trigger Event, if Excess Availability is greater than or equal to the Threshold Amount for a period of thirty (30) consecutive days (a “Reversal Event”), then Parent Borrower shall not be required to comply with the Consolidated Total Leverage Ratio requirements set forth in this Section 3.19 for each Fiscal Quarter ended after such Reversal Event until the occurrence of another Trigger Event.

3.20                        Fixed Charge Coverage Ratio. Upon the occurrence of a Trigger Event, Parent Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of each Fiscal Quarter ended immediately prior to and after such Trigger Event occurs, and only so long as a Reversal Event shall not have occurred following such Trigger Event, to be less than 1.0:1.0; provided that if a Reversal Event shall occur after the occurrence of a Trigger Event, then Parent Borrower shall not be required to comply with the Fixed Charge Coverage Ratio requirements set forth in this Section 3.20 for each Fiscal Quarter ended after such Reversal Event until the occurrence of another Trigger Event.

SECTION 4.

FINANCIAL AND OTHER REPORTING COVENANTS

Each Credit Party covenants and agrees that from and after the Closing Date until the Termination Date, such Credit Party shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

4.1                               Financial Statements and Other Reports. Holdings and Parent Borrower will maintain, and cause each of their Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Parent Borrower will deliver each of the Financial Statements and other reports described below to Agent:

(a)                                 Monthly Financial Operating Reports. As soon as available, but in any event not later than thirty (30) days after the end of any month (i) the consolidated balance sheets of Holdings and its Subsidiaries or, for any month which includes a period prior to the Closing Date, of the Predecessor Entities (as defined in the Existing Credit Agreement) and their respective Subsidiaries, in each case, as at the end of such month and the related statements of income and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such month, (ii) a monthly utilization report and (iii) a monthly report of any additions or deletions to Rental Fleet and Equipment and a monthly report of average fleet age, rate changes and average fleet size at original cost, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion, which shall be prepared by Holdings as of the last day of the immediately preceding month, in each case, and related guidance.

(b)                                 Quarterly Financials. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than at the Fiscal Year end) or, in the case of the Fiscal Quarter ending September 30, 2010, only, ninety (90) days after the end of such Fiscal Quarter, Holdings will deliver (i) the consolidated balance sheets of Holdings and its Subsidiaries or, for any Fiscal Quarter which includes a period prior to the Closing Date, of the Predecessor Entities and their respective Subsidiaries, in each case, as at the end of such Fiscal Quarter, and the related consolidated statements of income and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter (which financial statements shall have been subject to a SAS 100 or other similar review by Borrower’s Accountants if otherwise available) and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year.

(c)                                  Year-End Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Holdings or, in the case of the Fiscal Year ending December 31, 2010 only, one hundred twenty (120) days after the end of such Fiscal Year, Holdings will deliver (i) the consolidated balance sheets of Holdings and its Subsidiaries or, for any Fiscal Year which includes a period prior to the Closing Date, of the Predecessor Entities and their respective Subsidiaries, in each case, as at the end of such year, and the related consolidated statements of income, members’ or stockholders’ equity and cash flow for such Fiscal Year, and (ii) a report from Borrower’s Accountants, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(d)                                 Accountants’ Reports. Promptly upon receipt thereof, Holdings will deliver copies of all significant reports submitted by Borrower’s Accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings and its Subsidiaries made by such accountants.

(e)                                  Additional Deliveries.

(i)                                     To Agent, as soon as available and in any event no later than 12:00 p.m. (noon) (New York time) on the twentieth Business Day after the end of each Fiscal Month of Parent Borrower, a Borrowing Base Certificate, with respect to Borrowers, executed by a responsible officer of the Parent Borrower, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion (in substantially the same form as Exhibit 4.1(e) to the Existing Credit Agreement (the “Borrowing Base Certificate”), which shall be prepared by Parent Borrower as of the last day of the immediately preceding Fiscal Month reporting period or the date that is two (2) days prior to the date of any such additional request.

(ii)                                  To Agent, at the time of delivery of each of the quarterly Financial Statements and the annual Financial Statements delivered pursuant to Section 4.1(b) and (c) to the extent applicable, (i) a listing of government contracts of Parent Borrower or any other Credit Party subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter.

(iii)                               To Agent at the time of delivery of the annual Financial Statements delivered pursuant to Section 4.1(c), an update to the Perfection Certificate bringing down the information therein as of the date of such delivery in form reasonably satisfactory to Agent.

(f)                                   Appraisals; Inspections.

(i)                                     Each Credit Party, at its sole cost and expense, shall promptly deliver to Agent the results of each physical verification, if any, which such Credit Party may, in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

(ii)                                  If a Default or Event of Default has occurred and is continuing, Parent Borrower, at its own expense, shall deliver to Agent the results of any physical verification, as Agent may reasonably require.

(iii)                               Parent Borrower, at its own expense, shall cause to be delivered to Agent an appraisal, performed by an Approved Appraiser, of the Net Orderly Liquidation Value of its Rental Fleet and Equipment one time during each Fiscal Year (at the time during such Fiscal Year determined by Agent and at the cost and expense of Parent Borrower) and a second appraisal if Excess Availability is less than 50% of the aggregate Revolving Loan Commitments at the time such appraisal is commenced and a third appraisal if Excess Availability is less than 20% of the aggregate Revolving Loan Commitments at the time such appraisal is commenced; provided that Parent Borrower shall cause to be delivered to Agent additional appraisals at the discretion of the Agent at any time an Event of Default has occurred and is continuing. For the purposes of this clause (iii), an appraisal requested or initiated by Agent while an Event of Default is continuing or Excess Availability is below any cited threshold, shall be required whether or not such Event of Default or threshold breach continues through the time of completion of such appraisal.

(iv)                              Parent Borrower shall permit Agent or a Person designated by Agent to conduct a field audit of the Accounts one time during each Fiscal Year (at the time during such Fiscal Year determined by Agent and at the cost and expense of Parent Borrower) and a second field audit if at any time Excess Availability is less than 20% of the aggregate Revolving Loan Commitments at the time such field audit is commenced (or up to four times per year at the discretion of the Agent at any time an Event of Default has occurred and is continuing); provided that, no more than four field audits shall be conducted in any Fiscal Year. For the purposes of this clause (iv), an audit initiated by Agent or such Person while an Event of Default is continuing, shall be required whether or not such Event of Default continues through the time of completion of such audit.

(g)                                  Projections. As soon as available and in any event no later than thirty (30) days after the last day of each of Fiscal Year of Parent Borrower, Parent Borrower will deliver Projections of Parent Borrower and its Subsidiaries for the forthcoming Fiscal Year, prepared on a quarterly basis, which Projections shall be accompanied by a certificate of a responsible officer stating that such Projections are based on reasonable estimates, information and assumptions and that such responsible officer has no reason to believe that such Projections are incorrect or misleading in any material respect.

(h)                                 SEC Filings and Press Releases. Promptly upon their becoming available, Parent Borrower will deliver copies of (i) all Financial Statements, reports, notices and proxy statements sent or made available by Holdings, Parent Borrower or any of their Subsidiaries to the holders of any Indebtedness, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, Parent Borrower or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, and (iii) all press releases and other statements made available by Holdings, Parent Borrower or any of their Subsidiaries to the public concerning developments in the business of any such Person.

(i)                                     Events of Default, Etc. Promptly (but in any event within two (2) Business Days) upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, Parent Borrower or such Credit Party shall deliver copies of all notices given or received by Holdings, Parent Borrower or any of their Subsidiaries with respect to any such event or condition and a certificate of Parent Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings, Parent Borrower or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default or Default; (ii) any written notice that any Person has given to Holdings, Parent Borrower or any of their Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(b); or (iii) any event or condition that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(j)                                    Litigation. Promptly upon any officer of any Credit Party obtaining knowledge of (i) the institution of any action, suit, proceeding, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Parent Borrower or any other Credit Party to Agent or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, Parent Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to it to enable Agent and its counsel to evaluate such matter.

(k)                                 ERISA. Promptly upon any officer of any Credit Party obtaining knowledge of (i) the occurrence of a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Plan that would result in the imposition on Parent Borrower or any of its Subsidiaries of a tax or penalty that could reasonably be expected individually or in the aggregate to result in a Material Adverse Effect; (ii) any reportable event as defined in Section 4043(c) of ERISA with respect to a Title IV Plan (for which the thirty (30) day notice requirement has not been waived); (iii) the creation of any Lien in favor of the PBGC or a Title IV Plan; (iv) any withdrawal by a Credit Party from, or the termination, reorganization or insolvency of any Multiemployer Plan to which any Credit Party is making or is obligated to make contributions; or (v) the institution or taking of any other action by the PBGC, Holdings or any of its Subsidiaries under ERISA to terminate or to partially terminate any Title IV Plan or appoint a trustee to administer any such plan or the commencement or threatened commencement of any litigation regarding any such Plan that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, Parent Borrower shall provide a written notice specifying the nature of such event, what action the Credit Parties or any ERISA Affiliates have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the IRS, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto.

(l)                                     Notice of Corporate and Other Changes. Parent Borrower shall provide prompt (and in any event within five (5) Business Days) written notice of (i) any change after the Closing Date in the legal name of any Credit Party, (ii) any change after the Closing Date in the authorized and issued Stock of any Credit Party or any Subsidiary of any Credit Party (other than any change in the authorized and issued Stock of Holdings issued in connection with the grant of Stock or stock options to employees of Holdings or any of its Subsidiaries) or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (iii) any change in the jurisdiction of organization of any Credit Party and (iv) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement. Notwithstanding the foregoing Parent Borrower shall not make or allow to be made any of the changes described in clauses (i) or (iii) above unless the Credit Parties have done everything necessary to continue the perfection of the Agent’s security interest in the Collateral.

(m)                             Compliance and Pricing Certificate. Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.1(b) and (c), Parent Borrower will deliver a fully and properly completed Compliance and Pricing Certificate (in substantially the same form as Exhibit 4.1(m) to this Amended and Restated Credit Agreement (the “Compliance and Pricing Certificate”) signed by Parent Borrower’s chief executive officer or chief financial officer which shall include a calculation of the Consolidated Total Leverage Ratio and the Fixed Charge Coverage Ratio (whether or not Section 3.19 or Section 3.20 is then operative).

(n)                                 Other Information. With reasonable promptness, each Credit Party will deliver such other information and data with respect to such Credit Party or any Subsidiary of such Credit Party as from time to time may be reasonably requested by Agent.

Documents required to be delivered pursuant to Section 4.1(a), (b), (c) or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent Borrower posts such documents, or provides a link thereto on Parent Borrower’s website on the Internet at the website address listed in Section 9.3; or (ii) on which such documents are posted on Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that (i) Parent Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) any such posting shall only be deemed delivered when Parent Borrower shall notify the Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Parent Borrower shall be required to provide paper copies of the Compliance and Pricing Certificates required by Section 4.1(m) to the Agent. Except for such Compliance and Pricing Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent Borrower hereby acknowledges that (a) the Agent and/or other Persons named on the cover page hereof will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Parent Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Parent Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that

(w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent Borrower shall be deemed to have authorized the Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent applicable such Borrower Materials shall be treated as set forth in Section 9.13); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and all other Persons shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

4.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial Statements and other information furnished to Agent or Lenders pursuant to Section 4.1 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation.

SECTION 5.

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Holdings, Parent Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent and warrant to Agent and each Lender that, on and as of the Closing Date and the Restatement Effective Date and after giving effect to the making of the Loans hereunder on the Closing Date and the Restatement Effective Date and the other Related Transactions occurring on the Closing Date and the Restatement Effective Date, and on and as of each date as required by Section 7.2, the following statements are true, correct and complete with respect to all Credit Parties (provided that, any reference to a Schedule in any representation or warranty in this Section 5 (x) made or deemed to be made on a date prior to the Restatement Effective Date, shall be a reference to such Schedule as attached to the Existing Credit Agreement and (y) made or deemed to be made on a date that is on or after the Restatement Effective Date, shall be a reference to such Schedule as attached to this Agreement):

5.1                               Disclosure. No statement or information of any Credit Party contained in this Agreement, any other Loan Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents, when taken as a whole, contained, as of the date of such statement, information, document or certificate so furnished, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

5.2                               No Material Adverse Effect. Since the Closing Date, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to result in a Material Adverse Effect.

5.3                               No Conflict; Compliance with Laws. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the consummation of the Related Transactions do not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries.

Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Related Transactions do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created by the Loan Documents.

Such Credit Party (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than those licenses, qualifications and permits the failure of which to maintain could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.4                               Organization, Powers, Capitalization and Good Standing.

(a)                                 Organization and Powers. Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date and the Restatement Effective Date, the exact legal name, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a). Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document to which it is a party and to incur the Obligations, grant Liens and security interests in the Collateral and carry out the Related Transactions. Each Credit Party has rights in and the power to transfer, pledge, assign, deliver, deposit and set over each item of the Collateral upon which it purports to grant a Lien hereunder.

(b)                                 Capitalization. (i) As of the Closing Date and the Restatement Effective Date, the authorized Stock of each of the Credit Parties and each of their Subsidiaries as set forth on and as presently represented by the certificates listed on Part A of Schedule 5.4(b) hereto constitute all of the issued and outstanding shares of all classes of Stock owned by the relevant Credit Party; (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid and (except as set forth in such Credit Party’s organizational documents) nonassesable; (iii) the Pledged Notes (as defined in the Security Agreement) have been duly authorized, authenticated or issued and delivered by, and are the legal, valid and binding obligations of, the issuer thereof, and no such issuer thereof is in default thereunder; (iv) each Credit Party is, and at the time of delivery of the Pledged Stock (as defined in the Security Agreement) to Agent will be, the sole holder of record and, other than Wayzata, the sole beneficial owner of such pledged Collateral pledged by each Credit Party free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Agreement or any of the Collateral Documents in favor of the Agent for the benefit of the Agent and Lenders and the Permitted Encumbrances; (v) each Credit Party is and at the time of delivery of the Pledged Notes to Agent will be, the sole owner of such pledged Collateral free and clear of any Lien thereon or affecting title thereto, except for any Lien created by this Agreement or any of the Collateral Documents in favor of the Agent for the benefit of the Agent and Lenders and the Permitted Encumbrances; (vi) none of the Stock of the Credit Parties or their Subsidiaries or the Pledged Notes was issued or transferred in violation of the securities registration, securities disclosure or any applicable state, federal and foreign laws concerning the issuance or transfer of securities; (vii) as of the Closing Date and the Restatement Effective Date, the identity of the holders of the Stock of each of the Credit Parties and each of their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties and each of their Subsidiaries is set forth on Part A of Schedule 5.4(b); (viii) as of the Closing Date and the Restatement Effective Date, no Stock of any Credit Party or any of their Subsidiaries, other than as described on Part A of Schedule 5.4(b), are issued and outstanding; (ix) the Pledged Stock constitutes 100% of the issued and outstanding shares of Stock of each pledged Entity that is a Domestic Subsidiary of a Credit Party; and (x) except as disclosed on Part B of Schedule 5.4(b), none of the Pledged Notes are subordinated in right of payment to other Indebtedness (except for the Obligations). Except as provided in Part A of Schedule 5.4(b), as of the Closing Date and the Restatement Effective Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(c)                                  Binding Obligation. This Agreement and the other Loan Documents have been duly authorized, executed and delivered, are the legally valid and binding obligations of each of the Credit Parties, each enforceable against each of such Credit Parties, as applicable, in accordance with their respective terms subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

5.5                               Financial Statements. All Financial Statements concerning Holdings, Parent Borrower and its Subsidiaries and their respective Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

5.6                               Intellectual Property. Each of the Credit Parties and their Subsidiaries owns, is licensed to use or otherwise has the right to use all Intellectual Property necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Credit Party and its Subsidiaries. All such Intellectual Property owned by or licensed to the Credit Parties as of the Closing Date and the Restatement Effective Date is identified on Schedule 5.6. The use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.7                               Investigations, Audits, Etc. To the best knowledge of each Credit Party, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any investigation by any other Governmental Authority concerning the violation or possible violation of any law that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.8                               Employee Matters. Except as set forth on Schedule 5.8, (a) as of the Closing Date and the Restatement Effective Date, no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) as of the Closing Date and the Restatement Effective Date, no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their

Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters.

5.9                               Solvency. Holdings and each of its Subsidiaries are, on a consolidated basis, Solvent.

5.10                        Litigation; Adverse Facts. Except as set forth on Schedule 5.10, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries that constitute an Event of Default, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries which Litigation could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.11                        Use of Proceeds; Margin Regulations.

(a)                                 No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.

(b)                                 Borrowers shall utilize the proceeds of the Loans for (i) ongoing working capital purposes and other general company purposes (including financing Capital Expenditures) and/or (ii) to make the 2013 Special Distribution.

5.12                        Ownership of Property; Liens. As of the Closing Date and the Restatement Effective Date, the real property (together with any real property acquired by any Credit Party after the Closing Date, collectively, the “Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased material Real Estate. Schedule 5.12 further describes any material Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor as of the Closing Date or the Restatement Effective Date. Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its material personal property and assets. None of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Parent Borrower or any other Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries. As of the Closing Date and the Restatement Effective Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

5.13                        Environmental Matters. Except as set forth in Schedule 5.13:

(a)                                 the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(b)                                 no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, from or about any of their Real Estate, except for such Releases that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(c)                                  the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(d)                                 the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and all Environmental Permits are valid, uncontested and in good standing, except where the failure to be valid, uncontested or in good standing could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(e)                                  there are no Releases of Hazardous Materials on, at, in, under, from or about any formerly owned or leased property of any Credit Party that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(f)                                   there is no pending or, to the actual knowledge of the Credit Parties, threatened Litigation (including any that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party) arising under any Environmental Laws or related to any Environmental Permits or the Release of Hazardous Materials which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(g)                                  except for such matters that have been resolved or could not reasonably be expected to result in Environmental Liabilities which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no written notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and (ii) to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and

(h)                                 the Credit Parties have made available to Agent copies of all material environmental reports, reviews and audits and all material written information pertaining to actual or potential Environmental Liabilities that could reasonably be expected to result in a Material Adverse Effect, in each case, existing as of the Closing Date and the Restatement Effective Date and relating to any of the Credit Parties or their Subsidiaries.

5.14                        ERISA.

(a)                                 Except with respect to Multiemployer Plans, each Qualified Plan has received a determination or opinion letter from the IRS pursuant to which the IRS has determined or opined that such Qualified Plan is qualified under Section 401 of the IRC and that the trust created under such Qualified Plan is exempt from tax under the provisions of Section 501 of the IRC. To the knowledge of each Credit Party, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23; (ii) neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan and (iii) to the knowledge of each Credit Party, neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a tax on prohibited transactions imposed by Section 502(1) of ERISA or Section 4975 of the IRC.

(b)                                 Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or could reasonably be expected to occur; (iii) there are no pending, or to the knowledge of Borrowers, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (iv) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate.

5.15                        Brokers. (a) No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with the Consent Solicitation and (b) no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.16                        Deposit Accounts; Securities Accounts; Other Accounts.   Schedule 5.16 lists all banks and other financial institutions at which any Credit Party maintains deposit accounts, securities accounts or other accounts (including any commodities accounts) as of the Closing Date and the Restatement Effective Date, including the Disbursement Account and any other disbursement accounts, and such Schedule 5.16 correctly identifies the name, address and telephone number of each depository institution, securities intermediary or other financial institution as of the Closing Date and the Restatement Effective Date, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.17                        [Reserved].

5.18                        Insurance.   Schedule 5.18 lists (i) all insurance policies of any nature maintained, as of the Restatement Effective Date, for current occurrences by each Credit Party, and (ii) a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

5.19                        Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20                        [Reserved].

5.21                        Taxes. Each of Holdings, Parent Borrower and each of its Subsidiaries has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of Holdings, Parent Borrower and each of its Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each of Holdings, Parent Borrower and each of its Subsidiaries is unaware of any proposed or pending tax assessments, deficiencies or audits that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.22                        Collateral Documents.

(a)                                 Security Agreement. The Security Agreement is effective to create in favor of the Agent for the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, the Collateral pledged thereunder and, when (i) financing statements and other filings in appropriate form are filed in the office of the Secretary of State of the State of Delaware and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent possession or control by the Agent is required hereby or by the Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the grantors in such Collateral (other than Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case, subject to no Liens other than Permitted Encumbrances.

(b)                                 PTO Filing; Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office or financing statements are filed in the office of the Secretary of State of the State of Delaware, the Liens created by the Security Agreement shall constitute fully perfected first priority Liens on, and security interests in, each Credit Party’s right, title and interest in Patents and Trademarks registered or applied for with the United States Patent and Trademark Office or Copyrights registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Encumbrances and, such Liens are enforceable as such against any and all creditors of and purchasers from any Credit Party.

(c)                                  Mortgages. Each Mortgage is effective to create, in favor of the Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Real Estate thereunder and the proceeds thereof, subject only to Permitted Encumbrances or other Liens acceptable to the Decision Agent, and when the Mortgages are filed in the offices specified on Schedule 7(a) to the Perfection Certificate (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 2.8, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 2.8), the Mortgages shall constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Encumbrances and Liens permitted by such Mortgage.

(d)                                 Valid Liens. Each Collateral Document delivered pursuant to Section 2.8 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Secured Parties, legal, valid, enforceable and continuing first priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected first priority Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Encumbrances.

SECTION 6.

DEFAULT, RIGHTS AND REMEDIES

6.1                               Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)                                 Payment. (i) Failure to pay any installment or other payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (ii) failure to pay, within five (5) days after the due date, any interest on any Loan, any Fee or any other amount due under this Agreement or any of the other Loan Documents; or

(b)                                 Default in Other Agreements. (i) Any Credit Party or any of its Subsidiaries fails to pay when due (after giving effect to any applicable grace period) any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations having a principal or face amount in excess of $5,000,000 in the aggregate; or (ii) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having a principal amount in excess of $5,000,000 in the aggregate to become or be declared due prior to their stated maturity; or

(c)                                  Breach of Certain Provisions; Breach of Warranty. Failure of any Credit Party to perform or comply with any term, condition or covenant contained in Section 2.4 (with respect to Parent Borrower only), Section 3 or Section 4.1(a) and 4.1(e)(i); or

(d)                                 Borrowing Base Certificate; Breach of Warranty. (i) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial errors not exceeding $5,000,000 in the aggregate in any Borrowing Base Certificate) and such information is not corrected within five (5) Business Days after the date on which notice thereof shall have been given to Parent Borrower by Agent or any Lender; or (ii) any representation or warranty herein or in any Loan Document or in any written statement, report, Financial Statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by the text thereof) as of the date when made or deemed made; or

(e)                                  Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1, for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (i) receipt by Parent Borrower of notice thereof from Agent or the Requisite Lenders of such default or (ii) actual knowledge of Parent Borrower or any other Credit Party of such default; or

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (ii) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (A) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (C) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) any Credit Party makes any assignment for the benefit of creditors; or (iii) any Credit Party fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or (iv) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or

(h)                                 Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving an amount in excess of $10,000,000 in the aggregate (to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty-five (65) days; or

(i)                                     Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release or termination in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect, or the Loan Documents cease to create a perfected first priority Lien on a material portion of the Collateral or a Credit Party so asserts; or

(j)                                    Change of Control. A Change of Control occurs; or

(k)                                 [Reserved].

(l)                                     ERISA. One or more ERISA Events shall have occurred that, in the reasonable opinion of the Requisite Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in (i) a Material Adverse Effect or (ii) the imposition of a Lien on any properties of Holdings or its Subsidiaries and such Lien will or could reasonably be expected to result in a Material Adverse Effect.

6.2                               Suspension or Termination of Revolving Loan Commitments. Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Lenders, Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment (and obligations to make additional Loans or issue or cause to be issued Letters of Credit in connection therewith) shall be reinstated.

6.3                               Acceleration and Other Remedies.

(a)                                 Upon the occurrence of any Event of Default described in Section 6.1(f) or 6.1(g), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, Swing Line Loans and Letter of Credit Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by each Credit Party, and the Revolving Loan Commitments shall thereupon terminate.

(b)                                 Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Parent Borrower (i) reduce the aggregate amount of the Revolving Loan Commitments from time to time, (ii) declare all or any portion of the Revolving Loans, the Swing Line Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (iii) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (iv) demand that Borrowers immediately deliver cash collateral or a standby letter of credit (in form and substance and from an issuer reasonably satisfactory to Agent) to Agent for the benefit of L/C Issuers (and Borrowers shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations, (v) set-off against any outstanding Obligations amounts held in the accounts of any Credit Party maintained by or with the Agent, any Lender or their respective Affiliates and (vi) exercise any other remedies which may be available under the Loan Documents or applicable law. Borrowers hereby grant to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit Obligations. Any such cash collateral shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges (excluding any Excluded Taxes) and expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to Parent Borrower on behalf of Borrowers. Borrowers shall from time to time execute and deliver to Agent such further documents and instruments as the Decision Agent may request with respect to such cash collateral.

6.4                               Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

6.5          Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default:

(a)           Borrowers irrevocably waive the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrowers, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent; and

(b)           the proceeds of any sale of, or other realization upon, all or any part of the Collateral, any other amounts received under the Guaranty or enforcement of the Loan Documents or any proceeds of the foregoing otherwise received by Agent shall be applied:

(i)            first, to all Fees, costs and expenses incurred by or owing to Agent and thereafter any Lender with respect to this Agreement, the other Loan Documents or the Collateral;

(ii)           second, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts following the commencement of any Insolvency or Liquidation Proceeding or otherwise);

(iii)          third, to the principal amount of the Obligations outstanding (other than Cash Management Obligations and Obligations pursuant to Related Swap Contracts); and

(iv)          fourth to any other Obligations of Borrowers owing to Agent or any Lender under the Loan Documents or to any Secured Party in respect of Cash Management Obligations and/or Related Swap Contracts.

The Credit Parties shall remain liable for any deficiency.

Any balance remaining shall be delivered to Parent Borrower on behalf of Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 7.

CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

7.1          Conditions to Loans on the Restatement Effective Date. The obligations of the Lenders and L/C Issuers to make the Loans and to issue or cause to be issued Letters of Credit, in each case, on the Restatement Effective Date are, in addition to the conditions precedent specified in Section 7.2, subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as Annex C.

7.2          Conditions to All Loans. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by the text thereof) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, in which case, as of such earlier date, and Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b)           any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation); or

(c)           after giving effect to any Advance (or the incurrence or renewal of any Letter of Credit Obligations), the outstanding amount of the Revolving Loans (including, without duplication, Swing Line Loans and Letter of Credit Obligations) would exceed the Borrowing Base (except as provided in Section 1.l(a)(ii)).

The request and acceptance by a Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrowers that the conditions in this Section 7.2 have been satisfied.

SECTION 8.

ASSIGNMENT AND PARTICIPATION

8.1          Assignment and Participations.

(a)           Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participation in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Revolving Loan Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (and, if different, the L/C Issuer and the Swing Line Lender) (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) only if such assignment is not to an existing Lender and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached as Exhibit 8.1 to the Existing Credit Agreement and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) any such partial assignment of the Revolving Loan Commitments shall be in a minimum of $5,000,000 and in an amount equal to a multiple of $1,000,000 in excess thereof; provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Qualified Assignee (or to a Qualified Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (iv) require a payment to Agent of an assignment fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such assignment fee; provided, further, that no such assignment fee shall be paid by any Lender assigning Loans or Revolving Loan Commitments to an Affiliate; and (v) so long as no Event of Default under Section 6.1(a), (f) or (g) has occurred and is continuing, require the consent of Parent Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent of Parent Borrower shall be required for an assignment to a Lender meeting the requirements of clause (a) of the definition of Qualified Assignee that does not result in immediate increased costs to Parent Borrower under Section 1.12. In the case of an assignment by a Lender under this Section 8.1 the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitments or assigned portion thereof from and after the date of such assignment. Borrowers hereby acknowledge and agree that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the Revolving Loan Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Parent Borrower and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors or holders of obligations of such Lender and (c) the Agent shall acknowledge each assignment for it to be effective even if its consent thereto is not required.

(b)           Any participation by a Lender (which Lenders shall be free to make) of all or any part of its Revolving Loan Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.12, 1.13, 8.3 and 9.1, Borrowers acknowledge and agree that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender.” Borrowers further acknowledge and agree that each participant shall be entitled to the benefits of Section 1.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that a participant shall not be entitled to receive any greater payment under Section 1.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrowers’ prior written consent or the higher amount results from a change in law as described in Section 1.13(b); provided further that no participant shall be entitled to the benefits of Section 1.13 to the extent that the tax in question results from a failure by such participant to comply with Section 1.13(c) as if such participant were a Lender. Except as set forth in the two preceding sentences no Borrower or any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)           Except as expressly provided in this Section 8.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)           Agent shall maintain, on behalf of Borrowers, at the Agent’s Office a “register” for recording the name, address, commitment and Loans owing to each Lender (including assignees) and the assignment of the Loan Documents, Loans, Letter of Credit Obligations, any Revolving Loan Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. The entries in such register shall be presumptive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrowers, Agent and each Lender shall treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The register described herein shall be available for inspection by Borrowers and any Lender (with respect to itself only), at any reasonable time upon reasonable prior notice.

(e)           A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

(f)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Credit Party, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

8.2          Agent.

(a)           Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf and on behalf of its Affiliates as the Agent hereunder and under the other Loan Documents, the Cash Management Documents and the Related Swap Contracts and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 8.2 are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and no Borrower has rights as a third party beneficiary of any of such provisions.

The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders on their behalf and on behalf of their respective Affiliates (in their capacities as a Lender, Swing Line Lender (if applicable), or party to a Cash Management Document or Related Swap Contract) and the L/C Issuer hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.2(e) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Agent), shall be entitled to the benefits of all provisions of this Section 8.2, Section 1.3(e) and Section 9 (including Section 9.1, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Wells Fargo Capital Finance, LLC shall act as co-collateral agent under the Loan Documents and each of the Lenders on their behalf and on behalf of their respective Affiliates (in their capacities as a Lender, Swing Line Lender (if applicable), or party to a Cash Management Document or Related Swap Contract) and the L/C Issuer hereby irrevocably appoints and authorizes Wells Fargo Capital Finance, LLC to act as co-collateral agent under the Loan Documents. Notwithstanding the foregoing, Wells Fargo Capital Finance, LLC shall not have any rights or obligations as co-collateral agent that it does not have as a Lender and its title of co-collateral agent is subject to Section 8.7 in all respects.

(b)           Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

(c)           Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Subsidiaries in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by a Borrower, a Lender or the L/C Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv)

the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 7 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)           Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)           Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(f)            Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and Parent Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify Parent Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Requisite Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Parent Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Parent Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8.2,

Section 1.3(e) and Section 9.1 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section 8.2 shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents (other than with respect to Letters of Credit issued by it prior to such resignation), and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(g)           Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)           No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Lender or the L/C Issuer hereunder.

(i)            Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on a Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agent under Sections 1.3 and 9.1) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C

Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 1.3 and 9.1.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

(j)            Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Agent, at its option and in its discretion,

(i)            to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.2;

(ii)           to release any Borrower from its obligations hereunder if such Person ceases to be a Subsidiary of Parent Borrower as a result of a transaction permitted hereunder; and

(iii)          to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 3.2(a)(iii).

Upon request by the Agent at any time, the Requisite Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Borrower from its obligations hereunder. In each case as specified in this Section 8.2(j), the Agent will, at Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Borrower from its obligations, in each case in accordance with the terms of the Loan Documents and this Section 8.2(j).

(k)           Withholding Tax. To the extent required by law (as determined by the Agent in its good faith discretion), the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Credit Parties under Section 1.13, each Lender shall indemnify the Agent, and shall make payable in respect thereof within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other Governmental Authority as a result of the failure of the Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agent under this Section 8.2(k). The agreements in this Section 8.2(k) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable under the Loan Documents.

8.3          Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Parent Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or Affiliate of a Lender at any of its offices for the account of Parent Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Parent Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender or Affiliate of a Lender to or for the credit or for the account of Parent Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender or Affiliate of a Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off (including any setoff by an Affiliate of such Lender) shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender or Affiliate of a Lender in accordance with their respective Pro Rata Shares.

8.4          Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Parent Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrowers. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone or fax or other similar form of transmission of the amount of such Lender’s Pro Rata Share of the Loan requested by a Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account specified on Annex D on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify the Borrowers, and the Borrowers shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or a Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5          Disbursements of Advances; Payment.

(a)           Advances; Payments.

(i)            Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Lenders, promptly after receipt of a Notice of Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a Credit Advance is received, by fax, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of a Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex D not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of a Base Rate Loan and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to a Borrower as designated by such Borrower in the Notice of Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)           To the extent that any Lender (a “Non-Funding Lender”) has failed to fund any payment owed by it to Agent under this Agreement or Advances or failed to fund the purchase of any participation required to be purchased by it under this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.

(b)           Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date. If such Pro Rata Share of each Revolving Credit Advance, is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Parent Borrower and Borrowers shall immediately repay such amount to Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Parent Borrower on behalf of Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Parent Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Lender” (or be included in the calculation of “Requisite Lenders” or

“Supermajority Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document other than those voting rights set forth in Sections 9.2(d)(i), 9.2(d)(iii) and 9.2(d)(ix).

(e)                                  Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has become actually aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so.

(f)                                   Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and the Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any subordinated Indebtedness.

8.6                               Related Obligations Matters. The benefit of this Agreement and the other Loan Documents relating to the Collateral shall extend to and be available in respect of any Obligation arising under any Related Swap Contract or any Cash Management Obligation that is otherwise owed to Persons other than Agent, Lenders and L/C Issuer (collectively, “Related Obligations”) solely on the condition and understanding, as among the Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but Agent is otherwise acting solely as agent for Lenders and L/C Issuer and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Loan Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except Agent, Lenders and L/C Issuer, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 8.3 and then only to the extent such right is exercised in compliance with Section 8.3.

8.7                               Other Agents. None of the Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “collateral agent,” “documentation agent,” “syndication agent,” “arranger” or “co-manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Persons in their respective capacities as Lenders, those applicable to all Lenders as such. Without limiting the foregoing, no Lender or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any other Lender or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.

MISCELLANEOUS

9.1                               Indemnities. Borrowers shall indemnify the Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, leased or operated by Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Parent Borrower or any of its Subsidiaries and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party or any Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Parent Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under the paragraph above or Section 1.3(e) to be paid by it to the Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.

9.2                               Amendments and Waivers.

(a)                                 Except for actions, consents or approvals expressly permitted to be taken or given by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing (it being understood that any necessary signatures may be on a document consenting to such amendment, modification, termination or waiver) and:

(i)                                     in the case of an amendment to cure any ambiguity, omission, defect or inconsistency, signed by Agent and Parent Borrower; and

(ii)                                  in the case of any other amendment, modification, termination or waiver, signed by Parent Borrower, Agent and by Requisite Lenders, and to the extent required below, Supermajority Lenders or all affected Lenders.

(b)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that (i) increases the percentage of the advance rates set forth in the definitions of Eligible Accounts Formula or Eligible Rental Fleet and Equipment Formula, (ii) makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts or Eligible Rental Fleet and Equipment set forth in Section 1.7 or 1.9 or (iii) modifies the definition of Excess Availability, shall be effective unless the same shall be in writing and signed by Agent, Supermajority Lenders and Parent Borrower.

(c)                                  No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Supermajority Lenders and Parent Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 7.2 unless the same shall be in writing and signed by Agent, Supermajority Lenders and Parent Borrower.

(d)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Revolving Loan Commitment (which action shall be deemed to directly affect only those Lenders providing such increased Revolving Loan Commitments); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or extend the maturity or potential maturity of any Letter of Credit beyond the fifth (5th) day prior to the fifth (5th) anniversary of the Restatement Effective Date; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) except in connection with an Asset Disposition expressly permitted pursuant to this Agreement, release the Guaranty or, except as otherwise permitted in Section 3.7, release all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the definition of Requisite Lenders or Supermajority Lenders to decrease the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans specified therein; (vii) subordinate the Obligations or the Liens securing them (which action shall be deemed to directly affect all Lenders); (viii) change the definition of LIBOR Period to permit the availability of interest periods in excess of six months without the agreement of all Lenders; (ix) alter the pro rata sharing provisions herein, (x) amend or modify any provision of this Section 9.2 or (xi) amend, modify or waive any provision of Section 6.5.

(e)                                  No amendment, modification, termination or waiver affecting the rights or duties of Agent, the Swing Line Lender or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, the Swing Line Lender or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

(f)                                   No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.

(g)                                  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Revolving Loan Commitments and the Notes at the time outstanding and each future holder of the Revolving Loan Commitments and the Notes.

9.3                               Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

If to Parent Borrower:	Neff LLC
3750 N.W. 87th Avenue
Suite 400
Miami, Florida 33178
ATTN: Mark Irion, Chief Financial Officer
Phone: (305) 901-2280
Fax: (305) 513-4156
Email: MIrion@Neffcorp.com
Website:www.neffcorp.com

With a copy to:

Wayzata Investment Partners LLC
701 East Lake Street
Wayzata, MN 55391
ATTN: Susan Peterson
Phone: (952) 345-0700
Fax: (952) 345-8901

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
ATTN: Matthew A. Schwartz, Esq.
Phone: (212) 806-5929
Fax: (212) 806-6006

If to Holdings	To such Credit Party
or any other Credit	c/o Neff LLC
Party (other than	3750 N.W. 87th Avenue
Suite 400

Parent Borrower):	Miami, Florida 33178
ATTN: Mark Irion, Chief Financial Officer
Phone: (305) 901-2280
Fax: (305) 513-4156
Email: MIrion@Neffcorp.com

With a copy to:

Wayzata Investment Partners LLC
701 East Lake Street
Wayzata, MN 55391
ATTN: Susan Peterson
Phone: (952) 345-0700
Fax: (952) 345-8901

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
ATTN: Matthew A. Schwartz, Esq.
Phone: (212) 806-5929
Fax: (212) 806-6006

If to Agent, L/C Issuer	BANK OF AMERICA, N.A.
or Swing Line Lender:	300 Galleria Parkway, Suite 800
Atlanta, GA 30339
ATTN: Loan Administration
Phone: (404) 607-3200
Fax:(404) 607-3277
Email: dennis.losin@baml.com

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided herein shall be effective as provided herein.

Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 1 if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Credit Party’s or the Agent’s transmission of Borrower Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Each Credit Party, the Agent, each Arranger, the L/C Issuer and the Swing Line Lender may change its address, email address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, email address, facsimile or telephone number for notices and other communications hereunder by notice to Parent Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent Borrower or its securities for purposes of United States federal or state securities laws.

The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

9.4                               Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5                               Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that a Borrower makes payments or Agent enforces its Liens or Agent or any Lender exercises its right of setoff, and such payments or the proceeds of such enforcement or setoff are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.6                               Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7                               Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8                               Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9                               Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.10                        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that neither Parent Borrower nor any other Credit Party may assign its rights or obligations hereunder without the written consent of Agent and all Lenders and any prohibited assignment shall be absolutely void ab initio.

9.11                        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Credit Party acknowledges and agrees that: (i)

(A) the arranging and other services regarding this Agreement provided by the Agent and the other Persons named on the cover page hereof are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Agent and such other Persons, on the other hand, (B) each Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and each other Person named on the cover page hereof is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party, or any other Person and (B) neither the Agent nor any other Person on the cover page hereof has any obligation to a Credit Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the other Persons named on the cover page hereof and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Agent nor any other Person on the cover page hereof has any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Agent and all other Persons on the cover page hereof with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.12                        Construction. Agent, each Lender, Parent Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Parent Borrower and each other Credit Party.

9.13                        Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent, such Lender or such Lender’s Affiliates; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.13 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in the foregoing clause (a)); (c) as required or requested by any Governmental Authority, including any self-regulatory authority, or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; (f) that ceases to be confidential through no fault of Agent or any Lender; (g) to any party hereto; (h) with the consent of Parent Borrower; or (i) that becomes available to such Person or its Affiliates on a non-confidential basis.

9.14                        CONSENT TO JURISDICTION. PARENT BORROWER AND EACH CREDIT PARTY HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. PARENT BORROWER AND EACH CREDIT PARTY EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. PARENT

BORROWER AND EACH CREDIT PARTY HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREE THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON PARENT BORROWER AND SUCH CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO PARENT BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15                        WAIVER OF JURY TRIAL. PARENT BORROWER, EACH CREDIT PARTY, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. PARENT BORROWER, EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS.

9.16                        Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrowers set forth in Sections 1.3(e), 1.12, 1.13 and 9.1 (including with respect to assignees and participants to the extent provided in Section 8.1) shall survive the repayment of the Obligations and the termination of this Agreement.

9.17                        Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18                        Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of, and provision to the Agent of, a counterpart hereof by each of the parties hereto.

9.19                        Replacement of Lenders.

(a)                                 Within fifteen (15) days after receipt by Parent Borrower of written notice and demand from any Lender for payment pursuant to Section 1.12 or 1.13 and such Lender being unable to change its lending office after a request therefor pursuant to Section 1.12(c) or, as provided in Section 9.19(c), after certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Parent Borrower may, at its option, notify Agent and such Affected Lender of its intention to obtain, at Parent Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Parent Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitments hereunder within ninety (90) days following notice of Parent Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1 for an amount equal to the principal balance of all Loans held by such Affected Lender and all accrued interest and Fees with respect thereto through the date of sale, provided that Parent Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.12 or 1.13, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.12 or 1.13 through the date of such sale and assignment.

(b)                                 In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Parent Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Revolving Loan Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Assignments effected pursuant to this clause (b) or clause (a) above or (c) below shall be effective even if the Affected Lender, Non-Consenting Lender or Non-Funding Lender, as applicable, does not sign an Assignment Agreement.

(c)                                  If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”):

(i)                                     requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a “Non-Consenting Lender”), or

(ii)                                  requiring the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained, but the consent of Supermajority Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Parent Borrower’s written request, Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Revolving Loan Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Notwithstanding anything in the foregoing to the contrary, Non-Consenting Lenders shall only be required to assign under this Section 9.19 so long as all Non-Consenting Lenders are replaced and the Proposed Change is thus approved.

9.20                        Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Agent, as applicable, to identify each Credit Party in accordance with the Act.

9.21        Joint and Several Liability. All Loans and other extensions of credit, upon funding, shall be deemed to be jointly funded to and received by Borrowers. Each Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among Borrowers themselves, or the manner in which the Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to the Agent and/or any Lender from Borrowers under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the other Borrowers hereunder shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. Borrowers acknowledge and expressly agree with the Agent and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s Obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Agent and/or any Lender, (iv) the failure by the Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower, (v) the Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Revolving Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Agent and/or any Lender. Upon any Event of Default, the Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations. Notwithstanding anything to the contrary in the foregoing, none of the foregoing provisions of this Section 9.21 shall apply to any Person released from its Obligations as a Borrower in accordance with this Agreement.

9.22        Contribution and Indemnification Among Borrowers. Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

9.23        Agency of Parent Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints Parent Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agent of all financial certificates, compliance certificates and borrowing related notices) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of Borrowers or acting singly, shall be valid and effective if given or taken only by Parent Borrower, whether or not any of the other Borrowers join therein, and the Agent and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of Parent Borrower under this Section 9.23; provided that nothing in this Section 9.23 shall limit the effectiveness of, or the right of the Agent and the Lenders to rely upon, any notice (including without limitation a borrowing and conversion notices), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

9.24        Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Parent Borrower or any other Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.25        Express Waivers by Borrowers in Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a)           Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vi) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled.

(b)           Each Borrower hereby waives the right by statute or otherwise to require the Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which the Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense of payment in full) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.

(c)           Each Borrower hereby waives and agrees not to assert against the Agent, any Lender, or any L/C Issuer: (i) any defense (legal or equitable) other than a defense of payment, set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, set-off, counterclaim, or claim of any kind or nature available to any other Borrower (other than a defense of payment) against the Agent, any Lender, or any L/C Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by the Agent, any Lender, or any L/C Issuer under any applicable law; and (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder.

(d)           Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agent may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Letter of Credit documents; (ii) release all or any one or more parties to any one or more of the Letter of Credit documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Letter of Credit documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations.

(e)           Each Borrower represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that neither the Agent, any Lender, nor any L/C Issuer has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

9.26        Amendment and Restatement.

(a)           The Borrowers, Holdings, the Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided in the next paragraph, shall be superseded by this Agreement.

(b)           Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Borrowers and Holdings shall continue to be liable to the Agent and the Lenders with respect to agreements on the part of the Borrowers and Holdings under the Existing Credit Agreement to indemnify and hold harmless the Agent and the Lenders from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Agent and the Lenders may be subject arising in connection with the Existing Credit Agreement prior to the Restatement Effective Date. This Agreement is given as a substitution of, and not as a payment of, the obligations of the Borrowers and Holdings under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement or to have any effect on the applicability of the terms, including any defaults, of the Existing Credit Agreement for dates prior to the Restatement Effective Date. Upon the effectiveness of this Agreement all amounts outstanding and owing by the Borrowers under the Existing Credit Agreement shall constitute Obligations hereunder.

(c)           By execution of this Agreement all parties hereto agree that (i) each of the Collateral Documents and other Loan Documents is hereby amended if at all necessary such that all references to the Existing Credit Agreement and the Loans and Obligations thereunder shall be deemed to refer to this Agreement and the Loans and Obligations hereunder, (ii) the Guaranty is reaffirmed and (iii) all security interests and Liens granted under the Collateral Documents shall continue and secure the Obligations hereunder and the obligations of Holdings under the Guaranty. Each Credit Party hereby confirms, ratifies, reaffirms and continues the existence of the security interest and Lien created under the Security Agreement, in favor of the Agent for itself and the benefit of the Secured Parties, in and on all of the Collateral covered by the Security Agreement.

9.27        Authorization of Amendments. Each Lender, by its execution of this Agreement on the Restatement Effective Date, consents and agrees to the terms of Amendment No. 1 to the Intercreditor Agreement and authorizes and empowers the Agent to execute and deliver such amendment. The Lenders further consent to the entry by the Agent into the amendment or reaffirmation of any Collateral Document deemed necessary or advisable by the Agent in connection herewith.

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

NEFF LLC, as Parent Borrower

By:	/s/ Mark Irion
	Name:	Mark Irion
	Title:	Chief Financial Officer

NEFF HOLDINGS LLC,
as Holdings and a Credit Party

By:	/s/ Mark Irion
	Name:	Mark Irion
	Title:	Chief Financial Officer

NEFF RENTAL LLC,
as a Borrower

By:	/s/ Mark Irion
	Name:	Mark Irion
	Title:	Chief Financial Officer

[Neff — A&R Credit Agreement]

BANK OF AMERICA, N.A.,
as Agent, Co-Collateral Agent, L/C Issuer, Swing Line
Lender and a Lender

By:	/s/ Dennis S. Losin
Name:	Dennis S. Losin
Title:	Senior Vice President

Credit Contact: SE Loan Administration
Address:	300 Galleria Parkway, Suite 800
Atlanta, GA 30339

Operations Contact: ABL Servicing — Waukesha
Address:	20975 Swenson Dr
Waukesha, WI 53186

[Neff — A&R Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Collateral Agent and Syndication Agent and a
Lender

By:	/s/ Kevin S. Fong
Name:	Kevin S. Fong
Title:	Authorized Signatory

Credit Contact:	Kevin S. Fong
Address:	Syndicated Finance
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
310-453-7222

Operations Contact:	Wade Lin
Address:	Syndicated Finance
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
310-453-7271

[Neff — A&R Credit Agreement]

REGIONS BANK,
as Documentation Agent and a Lender

By:	/s/ Bruce Kasper
	Name:	Bruce Kasper
	Title:	Attorney in Fact

Credit Contact:
Address: 250 Park Avenue NY NY 10177

Operations Contact: Anna Isbell
Address: 1900 5th Avenue North
Birmingham Alabama 35203

[Neff — A&R Credit Agreement]

PNC BANK, N.A.,
as a Lender

By:	/s/ John Cunningham
	Name:	John Cunningham
	Title:	Vice President

Credit Contact: John Cunningham
Address: 200 S. Wacker Dr., Chicago, II 60606

Operations Contact: Paul Raquepo
Address:

[Neff — A&R Credit Agreement]

CIT FINANCE LLC,
as a Lender

By:	/s/ Donna H. Evans
	Name:	Donna H. Evans
	Title:	Director

Credit Contact: Chris Handler
Address:	5420 LBJ Freeway, Ste 200
Dallas, TX 75240

Operations Contact: Krystal Powell
Address:	134 Wooding Avenue
Danville, VA 24541

[Neff — A&R Credit Agreement]

RBS CITIZENS BUSINESS CAPITAL, A DIVISION
OF RBS ASSET FINANCE, INC.
as a Lender

By:	/s/ Brian J. Baker
Name:	Brian J. Baker
Title:	Senior Vice President

Credit Contact:	James Herzog
Address:	8521 Leesburg Pike, Suite 405
Vienna, VA 22182

Operations Contact:	Matt Rodrigues
Address:	100 Sockanosset Rd
Cranston, RI 02920

[Neff — A&R Credit Agreement]

SUNTRUST BANK,
as a Lender

By:	/s/ Seth Meier
Name: Seth Meier
Title: Director

Credit Contact: Nigel Fabien
Address: 303 Peachtree Street, Atlanta GA 30308

Operations Contact: Christy kemp
Address: 303 Peachtree Street, Atlanta GA 30308

[Neff — A&R Credit Agreement]

NYCB SPECIALTY FINANCE COMPANY,
LLC, A WHOLLY-OWNED SUBSIDIARY OF
NEW YORK COMMUNITY BANK, as a Lender

By:	/s/ Willard D. Dickerson, Jr.
	Name:	Willard D. Dickerson, Jr.
	Title:	Senior Vice President

Credit Contact: Willard D. Dickerson, Jr.
Address: 16 Chestnut Street, Foxboro, MA 02035

Operations Contact: Mary C. Trabucco
Address: 16 Chestnut Street, Foxboro, MA 02035

[Neff — A&R Credit Agreement]